Exhibit 99

NACCO
INDUSTRIES, INC.

Yale

Managing for long-term profit growth

2007 Annual Report

HYSTER Yale NORTH AMERICAN COAL CORPORATION NORTH AMERICAN MINING COMPANY Hamilton Beach KITCHEN COLLECTION le gourmet chef

Managing for long-term profit growth 2007 Annual Report

NACCO Industries, Inc. at a Glance

2007
Financial Results

NACCO Materials Handling Group (“NMHG”)
Headquarters: Portland, Oregon

NMHG Wholesale designs, engineers, manufactures and sells a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster® and Yale® brand names. Lift trucks and component parts are manufactured in the United States, Northern Ireland, Scotland, The Netherlands, China, Italy, Japan, Mexico, the Philippines and Brazil.

NMHG Retail operates a small number of wholly owned dealers, which sell, lease and service Hyster® and Yale® lift trucks, including sales of related service parts.
NMHG Wholesale: Revenues: $2.6 billion Operating profit: $66.3 million Net income: $48.2 million NMHG Retail: Revenues: $137.8 million Operating loss: $9.0 million Net loss: $8.9 million

NACCO Housewares Group
Hamilton Beach Brands (“HBB”)
Headquarters: Richmond, Virginia

HBB is a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels.
HBB: Revenues: $540.7 million Operating profit: $40.3 million Net income: $18.4 million

Kitchen Collection
Headquarters: Chillicothe, Ohio

Kitchen Collection is a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States.
Kitchen Collection: Revenues: $210.0 million Operating profit: $0.5 million Net loss: $0.9 million

North American Coal (“NACoal”)
Headquarters: Dallas, Texas

North American Coal mines and markets lignite coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies in the United States.

North American Coal operates six surface lignite mines. The company also provides dragline mining services operating under the name “North American Mining Company” for independently owned limerock quarries in Florida.
North American Coal: Revenues: $137.1 million Operating profit: $43.2 million Net income: $31.0 million

NACCO Industries, Inc. is an operating holding company with three principal businesses: lift trucks, housewares and mining. In 2007, total revenues were $3.6 billion and net income was $89.3 million.

Market Positions	Competitive Advantages	Financial Objectives	Key Business Programs
NACCO Materials Handling Group is a world leader in the lift truck industry with an estimated 12 percent market share worldwide, including a 26 percent market share in the Americas market.

Lift trucks are distributed through a worldwide network of independent Hyster® and Yale® dealers and a limited number of wholly owned dealers.

• Leading market share positions in the Americas and worldwide
• Highly recognized Hyster® and Yale® brand names
• Large installed population base of lift trucks; an estimated 723,000 Hyster® and Yale® lift trucks in operation worldwide
• Highly diverse customer base with more than 600 different end-user applications in more than 900 industries
• Comprehensive global product line
• Strong dealer network
• Industry-leading national account coverage in the Americas
• Globally integrated operations with significant economies of scale
Minimum operating profit margin target of 9 percent
• Manufacturing restructuring
• Quality initiative
• Global supply chain
• Global IT excellence
• New product development
• New product introductions
• Strategic pricing optimization
• National and global accounts
• Dealer structure program
• Aftermarket parts
• NMHG Retail improvements

HBB is one of the	HBB:	HBB:	HBB:
leading companies in small appliances, with strong share positions in many of the categories in which it competes.

HBB products are primarily distributed through mass merchants, national discount department stores, warehouse clubs and other retail sales outlets.

• Strong heritage brands with leading market shares
• Strong relationships with leading retailers
• Highly professional and experienced management team
• Successful track record of product line expansion and new product innovation
• Industry-leading working capital management
Minimum operating profit margin target of 10 percent
• Purchasing and supplier product cost reduction
• Continuous quality improvement
• Supply chain optimization
• Product development process
• New product introductions
• Retailer and channel focus
• Strategic brand application

	Kitchen Collection:	Kitchen Collection:	Kitchen Collection:
Kitchen Collection is the nation’s leading specialty retailer of kitchen and related products in factory outlet malls with 272 stores throughout the United States in 2007.	• Highly analytical merchandising skills and disciplined operating controls • Two well-established, complementary retail formats— Kitchen Collection® and Le Gourmet Chef®	Minimum operating profit margin target of 5 percent
• Corporate expense management
• Store expense management
• Continuous product cost management
• Logistics efficiency
• Innovative products and merchandising
• Hamilton Beach® brand leverage
• Economic Value Income
• Outlet mall format initiatives
• Traditional mall format initiatives
• Internet format initiative

North American Coal is the nation’s largest miner of lignite coal and among the ten largest coal producers. Lignite coal is delivered from mines in Texas, North Dakota, Louisiana and Mississippi to adjacent or nearby power plants.

• Lignite coal mines provide steady income and cash flow before financing activities and high return on equity
• Contracts are structured to minimize exposure to market fluctuations of coal prices
• 2.3 billion tons of lignite coal reserves, of which 1.2 billion tons are committed to current customers
• Outstanding operational and technological mining skills
• Highly efficient heavy equipment utilization
• Excellent record of environmental responsibility and employee safety
Minimum return on total capital employed of 13 percent and attain positive Economic Value Income from all existing consolidated mining operations and any new projects, and maintain or increase profitability of all existing unconsolidated project mining operations
• Employee safety
• Contract structure
• Lignite mining operations
• Limerock dragline mining operations
• Mining and management innovation
• Environmental commitment
• Leveraging NACoal’s lignite coal reserves
• Direct coal-fired power generation
• Coal gasification
• Coal-based energy production
• Utilizing lignite coal beneficiation technologies
• Contract mining of lignite coal
• Contract mining of aggregates

Managing for long-term profit growth
NACCO INDUSTRIES, INC.

Table of Contents

Selected Financial and Operating Data	2
Letter to Stockholders	4
NACCO Materials Handling Group	10
Hamilton Beach Brands	20
Kitchen Collection	28
North American Coal	34
Supplemental Data	42
Officers and Directors	44
Form 10-K	45
Corporate Information	Inside Back Cover
Front Cover: From left to right: The Hyster® Fortis® H155FT pneumatic tire and Yale® Veracitor® GC155VX cushion tire internal combustion engine lift trucks are the newest trucks in NMHG’s 1 to 8 ton ICE lift truck series. The lift trucks have lifting capacities of 6 to 7 tons and can be configured to satisfy multiple customer applications.
Environmental Sustainability at NACCO Industries
     Each of NACCO Industries’ subsidiary companies has programs and policies in place to reduce the environmental impact of its business. While many practices have been in place for years, there are a number of new initiatives under way that not only benefit the environment but can help secure new business and reduce operating costs. Each subsidiary will continue to pursue these efforts as NACCO continually strives to be a good corporate citizen. Following are a few examples of Environmental Sustainability (“ES”) efforts at each of NACCO’s subsidiaries.

NACCO Materials Handling Group is actively pursuing alternative energy capture, storage and delivery technologies for use in lift trucks. For example, the company has developed prototype hydrogen-powered fuel cell lift trucks, which are successfully being tested at a number of high-profile customer sites. In addition, the company is actively testing and evaluating several breakthrough battery technologies.
This Annual Report is printed using post-consumer waste recycled paper and vegetable-based inks, and conforms to the standards of the Forest Stewardship Counsel.

     In 2006, NACCO Industries had a good year with strong overall results, although performance was enhanced by several one-time events. While many improvement programs began to contribute to profitability, our subsidiary companies faced growing challenges from external economic and market factors.
     In 2007, performance improved in a number of areas, as planned, although the one-time events of 2006, of course, did not recur. In addition, many of the external factors affecting the companies intensified rather than diminished. While the Company fell short of its plans and we are not satisfied with the year’s results, we take a long-term perspective and are encouraged by the progress we made on our key improvement programs, which continued to yield benefits and which helped offset many of the challenges we faced during the year.

In 2007, performance improved in a number of areas, although unfavorable external factors intensified.
     In 2008, external factors, including a slowing U.S. economy, are likely to affect results significantly. Performance is anticipated to moderate in some areas according to operational plans, particularly at North American Coal and Hamilton Beach Brands. Each subsidiary company will redouble its efforts to manage costs, drive innovation and improve sales and marketing professionalism. However, in this period of economic uncertainty, the subsidiaries will pursue growth carefully in order to preserve profitability and cash flow. Overall, we are hopeful continued success of key programs will provide benefits in 2008. However, achieving results in 2008 comparable to results in 2007 will be difficult if the current economic environment continues. The Company believes it is positioned for significant profit improvement in 2009 and beyond.

Hamilton Beach Brands has established a corporate-wide Environmental Sustainability program. Product development is now guided by five Eco-Design criteria: energy consumption, packaging, hazardous substances, recycling and disposal and product reliability. For example, the True Air® Ecoclean™ Air Purifier features a lifetime HEPA filter and is Energy Star-rated for its efficient operation.

Kitchen Collection promotes a number of environmentally friendly products in its stores, including many made from fast-growing bamboo and rubberwood. New products for 2008 include glassware made from recycled glass, which will be sold in recycled packaging. These products carry a special label denoting they are made with renewable resources.

North American Coal has been a leader in environmental reclamation and safety for many years, having won numerous national and state awards at its mine sites. In addition, the company is actively pursuing clean coal projects that utilize new technologies to reduce power plant emissions while increasing efficiency.

SELECTED FINANCIAL AND OPERATING DATA
MANAGING FOR LONG-TERM PROFIT GROWTH
NACCO Industries, Inc. and Subsidiaries

	Year Ended December 31
	2007	2006	2005	2004	2003
	(In millions, except per share data)
Operating Statement Data:
Revenues	$3,602.7	$3,349.0	$3,157.4	$2,782.6	$2,472.6
Earnings of unconsolidated project mining subsidiaries	$37.7	$36.0	$33.8	$31.5	$31.7
Operating profit	$137.4	$172.6	$108.0	$88.0	$117.2

Income before extraordinary gain and cumulative effect of accounting changes	$89.3	$93.4	$57.8	$47.4	$49.8
Extraordinary gain, net-of-tax	—	12.8	4.7	0.5	1.8
Cumulative effect of accounting changes, net-of-tax	—	—	—	—	1.2

Net income	$89.3	$106.2	$62.5	$47.9	$52.8

Basic Earnings per Share:
Income before extraordinary gain and cumulative effect of accounting changes	$10.81	$11.34	$7.03	$5.77	$6.07
Extraordinary gain, net-of-tax	—	1.56	0.57	0.06	0.22
Cumulative effect of accounting changes, net-of-tax	—	—	—	—	0.15

Net income per basic share	$10.81	$12.90	$7.60	$5.83	$6.44

Diluted Earnings per Share :
Income before extraordinary gain and cumulative effect of accounting changes	$10.80	$11.33	$7.03	$5.77	$6.07
Extraordinary gain, net-of-tax	—	1.56	0.57	0.06	0.22
Cumulative effect of accounting changes, net-of-tax	—	—	—	—	0.15

Net income per diluted share	$10.80	$12.89	$7.60	$5.83	$6.44

Per Share and Share Data:
Cash dividends	$1.980	$1.905	$1.848	$1.675	$1.260
Market value at December 31	$99.69	$136.60	$117.15	$105.40	$89.48
Stockholders’ equity at December 31	$107.88	$96.27	$85.50	$83.76	$77.63

Actual shares outstanding at December 31	8.269	8.238	8.226	8.214	8.206
Basic weighted average shares outstanding	8.263	8.234	8.223	8.212	8.204
Diluted weighted average shares outstanding	8.272	8.242	8.226	8.214	8.205

Balance Sheet Data at December 31:
Total assets	$2,428.2	$2,156.3	$2,094.0	$2,038.6	$1,839.8
Long-term debt	$439.5	$359.9	$406.2	$407.4	$363.2
Stockholders’ equity	$892.1	$793.1	$703.3	$688.0	$637.0

	Year Ended December 31
	2007	2006	2005	2004	2003
		(In millions, except employee data)
Cash Flow Data:
Operating Activities
NACCO Materials Handling Group	$34.6	$84.8	$11.9	$80.0	$50.1
Hamilton Beach Brands	19.5	28.7	31.8	17.7	34.7
Kitchen Collection	(10.9)	17.2	0.1	(0.6)	6.5
North American Coal Corporation	44.9	38.7	26.4	41.1	36.1
NACCO and Other	(6.5)	4.1	5.0	(12.0)	(3.8)

Provided by operating activities	$81.6	$173.5	$75.2	$126.2	$123.6

Investing Activities
NACCO Materials Handling Group	$(33.9)	$(30.6)	$(30.1)	$(17.3)	$(11.1)
Hamilton Beach Brands	(3.7)	7.2	(3.8)	(5.5)	(4.5)
Kitchen Collection	(3.9)	(16.1)	(1.0)	(2.2)	(1.3)
North American Coal Corporation	(18.2)	4.2	(21.4)	(15.3)	(26.3)
NACCO and Other	(0.2)	—	—	—	0.1

Used for investing activities	$(59.9)	$(35.3)	$(56.3)	$(40.3)	$(43.1)

Cash Flow before Financing Activities (1)
NACCO Materials Handling Group	$0.7	$54.2	$(18.2)	$62.7	$39.0
Hamilton Beach Brands	15.8	35.9	28.0	12.2	30.2
Kitchen Collection	(14.8)	1.1	(0.9)	(2.8)	5.2
North American Coal Corporation	26.7	42.9	5.0	25.8	9.8
NACCO and Other	(6.7)	4.1	5.0	(12.0)	(3.7)

Consolidated Cash Flow before Financing Activities	$21.7	$138.2	$18.9	$85.9	$80.5

Provided by (used for) financing activities	$64.4	$(105.8)	$(1.8)	$(4.1)	$(71.9)

Other Data:
Adjusted EBITDA(2)	$201.8	$217.5	$177.7	$160.4	$181.3

Total employees at December 31(3)	10,600	11,300	11,100	11,600	11,600

(1)	Cash Flow before Financing Activities is equal to net cash provided by operating activities less net cash used for investing activities.

(2)	Adjusted EBITDA is provided solely as a supplemental disclosure with respect to liquidity because management believes it provides useful information regarding a company’s ability to service its indebtedness. Adjusted EBITDA does not represent cash flow from operations, as defined by U.S. generally accepted accounting principles. You should not consider Adjusted EBITDA as a substitute for net income or net loss, or as an indicator of our operating performance or whether cash flows will be sufficient to fund our cash needs. NACCO defines Adjusted EBITDA as income before income taxes, minority interest (income) expense, extraordinary gain (loss) and cumulative effect of accounting changes plus net interest expense and depreciation, depletion and amortization expense. Adjusted EBITDA is not a measurement under U.S. generally accepted accounting principles and is not necessarily comparable with similarly titled measures of other companies. Net cash flows from operating, investing and financing activities as determined using U.S. generally accepted accounting principles are presented above. A reconciliation of cash flow from operations to Adjusted EBITDA is presented below.

(3)	Includes employees of the unconsolidated project mining subsidiaries.

	Year Ended December 31
	2007	2006	2005	2004	2003
	(In millions)
Reconciliation of Cash Flow From Operations to Adjusted EBITDA:(2)
Cash flow from operations	$81.6	$173.5	$75.2	$126.2	$123.6
Change in working capital items	75.4	(22.4)	45.5	0.6	14.1
Gain (loss) on sale of assets and businesses	1.3	25.6	0.6	(0.6)	(1.5)
Restructuring (charges) reversals	(8.6)	(0.8)	(2.7)	(7.6)	1.2
Difference between deferred income taxes and total tax provision	19.0	19.1	20.7	7.2	4.9
Other non-cash items	4.4	(11.8)	(4.9)	(10.6)	(8.9)
Interest expense, net	28.7	34.3	43.3	45.2	47.9

Adjusted EBITDA(2)	$201.8	$217.5	$177.7	$160.4	$181.3

Calculation of Adjusted EBITDA:(2)
Net income	$89.3	$106.2	$62.5	$47.9	$52.8
Cumulative effect of accounting changes, net-of-tax	—	—	—	—	(1.2)
Extraordinary gain, net-of-tax	—	(12.8)	(4.7)	(0.5)	(1.8)
Minority interest income	(0.1)	(0.7)	(0.1)	(0.4)	(0.6)
Income tax provision	23.1	27.8	13.1	5.3	15.8
Interest expense	40.7	41.8	47.5	47.4	51.0
Interest income	(12.0)	(7.5)	(4.2)	(2.2)	(3.1)
Depreciation, depletion and amortization expense	60.8	62.7	63.6	62.9	68.4

Adjusted EBITDA (2)	$201.8	$217.5	$177.7	$160.4	$181.3

This Annual Report contains references to non-GAAP financial measures. Presentations of, and quantitative reconciliations to, the most directly comparable financial measures calculated and presented in accordance with GAAP appear on this page and pages 42 and 43.

MANAGING FOR LONG-TERM PROFIT GROWTH
TO OUR STOCKHOLDERS

A letter from Alfred M. Rankin, Jr. Chairman, President and Chief Executive Officer of NACCO Industries, Inc.
Introduction
     Key profitability and growth programs in place at NACCO Materials Handling Group (“NMHG”), Hamilton Beach Brands (“HBB”), Kitchen Collection (“KC”) and North American Coal (“NACoal”) delivered substantial benefits in 2007. However, this progress was hindered by external forces, including a slowing U.S. economy, the continued challenges of higher material costs, unfavorable shifts in currency exchange rates and weakening retail housewares markets. As a result, 2007 income before extraordinary gain, excluding restructuring charges, remained comparable to 2006.
     Specific action plans have been put in place to address many of the external challenges experienced in 2007, including restructuring programs at NMHG, so each subsidiary is in a position to adapt quickly to changing conditions while continuing to work toward ambitious financial goals.
     We continue to believe each subsidiary’s core profitability and growth programs, combined with longer-term market and economic factors, will, over time, deliver improved financial performance, particularly in 2009 and beyond.
     At each subsidiary, strategies and key programs have been established to address specific industry dynamics and trends, with the objective of competing effectively, achieving established financial targets and generating substantial cash flow before financing activities. Programs to enhance profitability are designed to achieve performance in line with minimum financial targets, and programs to generate growth are intended to drive long-term profit growth.
     The stakes involved in executing the Company’s profit enhancement and growth programs remain high, particularly at NMHG, where substantial improvement in operating profit margin is still required to meet financial targets. Assuming NACCO’s subsidiary companies had achieved at least their minimum financial targets in 2007, the Company would have generated additional net income of $126.7 million, or $15.32 in additional diluted earnings per share, approximately 88 percent of which represents improvement at NMHG. (See reconciliation of these non-GAAP amounts on page 42.) In order to realize this significant potential, NMHG continues to place an intense focus on profit improvement programs and is expected to continue this focus in the coming months and years.
     HBB and KC were advancing toward their financial targets until retail market conditions turned downward. The current state of the U.S. consumer markets suggests a period of cautious growth in the years ahead, with the possibility of a decline in

2008. This decline could delay the timeframe for reaching those targets. Nevertheless, HBB is expected to continue to drive innovation in current and new markets while KC is expected to focus on improving Le Gourmet Chef (“LGC”) logistics and profitability in order to meet KC’s LGC acquisition-related targets.
     NACoal has also been approaching its financial targets. This subsidiary has strong operations, although the company expects to be affected in 2008 by temporarily reduced customer requirements in both coal and limerock operations. NACoal’s focus is on continually improving current operations while aggressively pursuing a variety of new business opportunities.
     As profit improvement and growth programs are pursued, NACCO maintains high expectations for returns on equity and returns on total capital employed. These financial measures, which were strong in 2007 at HBB and NACoal but well short of targets at KC and NMHG, are expected to improve at all NACCO subsidiaries over time to meet the specific financial targets established several years ago.
     This letter provides a short summary of each subsidiary’s market situation, strategies, key performance improvement programs and outlook, and concludes with an overall outlook for NACCO Industries. The subsidiary letters found later in this Annual Report provide greater detail on the objectives and timing of key programs, which typically remain consistent from year to year, and on progress being made toward reaching each company’s specific financial and growth objectives.
     Certainly the recent developments in the U.S. economy have the potential to affect all of NACCO’s subsidiaries to some extent in 2008. While each subsidiary’s programs tend to address key areas of cost reduction and revenue growth, each company will be closely monitoring market conditions, developing special contingency plans and taking more aggressive actions to preserve profitability if required.
DISCUSSION OF RESULTS
     In 2007, NACCO’s revenue increased, but net income decreased compared with 2006. The Company reported net income of $89.3 million in 2007, or $10.80 per diluted share, compared with net income of $106.2 million, or $12.89 per diluted share, in 2006. However, net income for 2006 included an after-tax extraordinary gain of $12.8 million, which did not recur in 2007. Revenues for 2007 were $3.6 billion compared with $3.3 billion for 2006.
     NACCO earned income before extraordinary gain in 2007 of $89.3 million, or $10.80 per diluted share, compared with $93.4 million, or $11.33 per diluted share, in 2006. Included in the 2007 results were restructuring charges totaling $8.0 million, or $4.9 million net of taxes of $3.1 million, for manufacturing restructuring programs implemented at NMHG. Excluding these restructuring charges, the Company was able to maintain a consistent level of profitability compared with the prior year, despite current economic conditions.
     Improvements achieved in 2007 were the result of the continued implementation of key programs, which helped propel new products into the marketplace, increase production and supply chain efficiency and, in some cases, lower selling and administrative costs. However, these improvements could not offset the effects of a slowing U.S. economy, very weak markets for housewares products, increases in material costs and a weak U.S. dollar.
     In 2007, NACCO generated $21.7 million in consolidated cash flow before financing activities, compared with $138.2 million in 2006. Cash flow before financing activities in 2007 was significantly lower than 2006 as a result of higher working capital requirements and a lack of proceeds on asset sales, which occurred in 2006.
     In 2007, NACCO planned to spin off its Hamilton Beach Brands (“HBB”) subsidiary to form a new public company, Hamilton Beach, Inc. However, due to extreme volatility and uncertainty in U.S. equity markets, in August 2007 the Company’s Board of Directors decided not to pursue the spin-off.
NACCO CONTINUES TO MAINTAIN A LONG-TERM PERSPECTIVE
     NACCO has consistently maintained a long-term perspective with respect to its subsidiary companies, which is reflected in four guiding principles:
•	Ensure highly professional management teams;

•	Attain industry-leading operational effectiveness and efficiencies;

•	Build industry-leading market positions; and

•	Create sustainable competitive advantage positions.
     In support of these guiding principles and to enhance stockholder value, NACCO provides oversight and consulting services to its subsidiary companies. Further information on these oversight and consulting roles, as well as on NACCO’s strong corporate governance program, is outlined in a publication entitled CEO Perspectives, which is available on the NACCO website, www.nacco.com.
NACCO Materials Handling Group
     NMHG is a leader in the global lift truck industry and is committed to building on that success in coming years.
     Companies in the global lift truck industry are faced with increased material costs and unpredictable currency exchange rates. As a result, NMHG believes it is highly beneficial to execute more fully its core manufacturing strategy of assembling lift trucks in the market of sale, and to consider a variety of low-cost component sourcing options, particularly as new opportunities arise in lower-cost regions. NMHG is also focused on increasing manufacturing efficiency and reducing its fixed-cost and overall cost structure while maintaining and improving product and service quality. Programs aimed at achieving this objective include new, more comprehensive manufacturing improvements and cost reduction activities, an extensive quality assurance initiative, an aggressive global procurement program and a new global IT organization initiative.
     Market success requires the ability to provide lift trucks appropriate for a wide range of end-user needs at competitive prices. NMHG has, for the last few years, been developing what it believes is the most flexible product line in the industry, enabling the company to configure lift trucks cost effectively for individual end-user requirements. The company’s 1 to 8 ton internal combustion engine product line represents the core of this new approach, and other new product lines following this approach will begin rolling out in 2008 and 2009. Central to this strategy are a new product development process, a multi-year plan for new product introductions and a strategic pricing optimization project. These programs are delivering a more focused product offering for all global markets with what the company believes to be the right performance, features and price. NMHG is also taking steps to strengthen its Hyster® and Yale® brand names worldwide.
     Because sales and service needs of lift truck customers are intensifying, NMHG is focused on attaining a level of account management excellence unmatched in the industry. Several projects in place involve enhancing national and global account capabilities, improving many aspects of dealer structure and performance, adding new aftermarket services and enhancing the parts offerings for Hyster®, Yale® and other brands of lift trucks. Programs have also been put in place to improve the long-term financial performance of NMHG’s owned retail operations, particularly in Australia.
     The important North American market contracted in 2007, as anticipated, and is expected to contract again in 2008, along with other markets in the Americas. The company is hopeful sales of new products in 2008, as well as strong overseas markets, will offset the effect of declines in the Americas market, ultimately leading to modestly increased volumes and market share.
     Overall, NMHG’s results are expected to improve gradually over time as NMHG approaches its financial targets. However, if U.S. economic conditions deteriorate more than expected, sales of units and higher-margin parts could decline in 2008, which would adversely affect revenues and profit margins. The ongoing launch of newly designed lift trucks is expected to drive performance improvements, although the company expects to incur expenses associated with product launches, restructuring of the manufacturing locations and continued material cost increases. In addition, results in 2008 could be negatively affected if year end 2007 unfavorable currency exchange rates persist. While some programs are expected to favorably affect results in 2008, the full impact of certain programs, such as the transfer of the 2 to 3.5 ton internal combustion engine lift trucks from Craigavon, Northern Ireland, to Berea, Kentucky, is not expected until 2009. Substantial progress toward minimum financial targets is expected from 2009 through 2012. In addition, strong cash flow before financing activities is anticipated in the future.
Hamilton Beach Brands
     HBB remains an industry leader, with strong market positions and financial performance. HBB also has excellent potential in an industry in which many other companies struggle financially.

     Because new products drive growth and help sustain margins, successful housewares companies must repeatedly capture consumers’ attention, as well as their dollars. HBB is aggressively focused on innovation through a unique product development process designed to create new products that meet consumers’ current needs, as well as improve profitability. Utilizing a relatively low-risk, staged assessment and development process, HBB regularly investigates promising concepts both inside and outside its traditional product scope that have the potential to substantially improve results in the longer term.
     Strong relationships with leading retailers are vital for success. Shelf placement, brand positioning and promotions with all retailers and channels also are important to sustain and improve sales volumes. HBB believes it has one of the most professional sales and marketing organizations in the industry. The company views this sales and marketing strength as critical to optimizing channel performance and maintaining strong retailer relationships. Efforts supporting this strategy include specific retailer and channel focus programs as well as a number of strategic brand application initiatives.
     To help manage ongoing margin pressure in the industry, HBB places significant emphasis on continuous cost reduction. Several key profitability programs address cost reductions, continuous quality improvement and supply chain optimization.
     Housewares markets in the United States were relatively weak in 2007, particularly in the important fourth-quarter holiday season. Unfortunately, there are no indications these markets will improve in 2008 and HBB expects reduced results in 2008. As HBB works to maintain and improve sales in this challenging environment, the company will continue to concentrate on further improving margins and efficiencies as part of its effort to meet its financial targets. The company’s operating profit margin was 7.5 percent in 2007. Going forward, more innovation, stronger assortments of new products and higher sales volume will become more important to realizing sustainable profit growth and driving the economies of scale that are critical to attaining the long-term 10 percent minimum operating profit margin target. Significant generation of cash flow before financing activities is expected in future years.
Kitchen Collection
     KC’s position as the leading kitchenware retailer in the outlet mall channel was maintained in 2007 as the company worked to integrate the LGC business, which was acquired in 2006. LGC provides an additional successful format for outlet malls, as well as a promising platform for expansion into other channels.
     Consumer visits to outlet malls declined in 2007, while, at some outlet malls and in some parts of the country, store rent and labor expenses continued to increase. These pressures, combined with the challenges of integrating LGC’s distribution facilities and the time required to implement key product and merchandising programs, led to a net loss at KC in 2007. KC has established programs aimed at achieving cost control through general corporate expense management, highly focused store expense management, continuous product cost management and an ongoing logistics efficiency program. KC is still in the process of applying these programs to the newly acquired Le Gourmet Chef® stores (“LGC stores”) and operations.
     KC believes there is still significant growth potential in kitchenware retailing, particularly in the niche between the lowest-priced discounters and the higher-end chains. One of the keys to capturing that potential is the ability to offer customers unique, high-quality products at affordable prices. To help accomplish this goal, KC has established innovative product selection and merchandising programs, a highly successful Hamilton Beach® private label product program and an Economic Value Income program designed to help evaluate SKU assortments by store type to optimize profit performance.
     With limited construction of new malls expected in the outlet mall channel, KC has focused on optimizing Kitchen Collection® store (“KC store”) performance and LGC store presence at existing outlet malls as well as expanding this presence into new, high-potential formats and distribution channels. The company plans to expand LGC’s national presence in outlet malls over time, although the company will be prudent during this time of uncertain consumer spending. KC has a number of other initiatives under way related to enhancing the KC store outlet mall format, including a segmentation effort designed to enhance performance based on different types of outlet malls. The LGC store format will also enable KC to expand more effectively in traditional malls, although KC will also be prudent in pursuing this growth until LGC improves profitability further at these mall stores and a more favorable retail sales environment emerges. KC has also been improving the Internet sales programs for both KC and LGC.
     The company focused on integrating the LGC stores and operations in 2007 and will continue to do so in 2008. It is expected the implementation of key programs will result in improved operating profit performance over the course of 2008, primarily in the second half, with increasing impact in later years. Key improvement programs, in combination with further improved outlet mall traffic, are intended to return KC to its 5 percent operating profit margin target. However, since outlet mall traffic is not likely to improve dramatically in the current economic environment, reaching this goal will be very challenging to accomplish in the next several years. During this period, it is KC’s objective to deliver positive cash flow before financing activities.
North American Coal
     NACoal remains the largest lignite miner in the United States and among the top ten coal producers nationwide. Future performance of current mines is expected to be enhanced by continuous operational improvements, the potential for additional volume at its Red River Mining Company and, over time, increased demand at its Mississippi Lignite Mining Company operations and the Florida limerock dragline mining operations. In addition, NACoal is encouraged by prospects for new coal mining projects, particularly in the context of the domestic energy challenges and opportunities facing the U.S.
     NACoal is pursuing a number of potential projects that reflect lignite coal’s heightened recognition as a domestic source of energy. Coal is abundant in the United States, and the emerging availability of new, environmentally responsible technologies makes it very attractive. New business opportunities, which leverage NACoal’s extensive lignite coal reserves, include mining these reserves for direct coal-fired power generation, coal gasification and coal-based energy production, utilizing and commercializing lignite coal beneficiation technologies and contract mining lignite coal and aggregates for others.
     Central to NACoal’s historical success and future strategy is preservation of its unique approach to structuring mining contracts to minimize risk - not only from the volatility over time of the market price of coal - but also from the changing costs of equipment and supplies required to mine the coal. Efficiency is crucial in mining operations, particularly at this time of increasing costs for mining supplies and equipment. NACoal has repeatedly demonstrated its ability to leverage its low-cost mining expertise to deliver operational improvements at mining operations facing specific challenges, such as the Mississippi Lignite Mining Company.
     NACoal and its customers strongly believe in continuously improving mining operations and having superior reclamation programs in place at each of the mines. Just as innovation is important in other NACCO businesses, it is also important for the mining industry. NACoal strives to meet its customers’ expectations through mining and management innovation and award-winning safety and environmental achievements.
      NACoal had a very good year in 2007, considering 2006 performance was significantly enhanced as the result of pre-tax gains of $21.5 million from selling two electric draglines. Underlying performance at all of NACoal’s mines was strong, although negatively affected by customer power plant outages. In the near term, further customer power plant outages are expected to dramatically affect mining volume and NACoal’s performance in 2008. Over time, further profitability improvements depend on power plant uptime, coal delivery levels and performance improvements at the Mississippi Lignite Mining Company, on increased mining volume at Red River Mining Company and on the state of the housing and construction markets in Florida for the limerock dragline mining operations. More importantly, the company hopes to undertake several new mining projects over the next few years, which could add significantly to NACoal’s profitability in the longer term. Cash flow before financing activities is expected to continue to be very strong.

NACCO’s subsidiaries continually invest in efficiency, quality, innovation, building strong brands & developing lasting customer relationships.
NACCO Outlook
     In summary, the Company has well-thought-out profit enhancement and growth programs at each of its subsidiary companies, and NACCO is encouraged by the progress achieved to date. However, external factors, such as an uncertain U.S. economy, material cost increases, the effects of adverse movements in currency exchange rates and weakening consumer retail markets, have required adjustments to our programs and the anticipated timing of achieving target profitability. Although each subsidiary will be placing extra focus on current programs and will certainly develop new programs to address any worsening economic downturn, it will be a very challenging year for NACCO and it will be difficult to sustain 2007 performance in 2008. It is our hope that as improvement programs mature and markets improve, performance will be enhanced significantly in 2009 and beyond. Along with this improved profitability, we expect strong returns on total capital employed.
     NACCO is optimistic about its prospects to generate strong net income in the long term and anticipates generating significant cash flow before financing activities. These funds could be used to fund new coal projects, reduce subsidiary debt levels or pursue other strategic opportunities of long-term benefit to the Company and its stockholders. The Company has also approved a program to use available NACCO funds to purchase NACCO stock, an action authorized by the Board of Directors in late 2007.
     NACCO’s share price was $81.05 at the close of the financial markets on February 29, 2008. The stock market has been very volatile in the last year, especially for small capitalization stocks. While we are very disappointed the share price performance of the last two years was not sustained, considerable work has been completed to improve and strengthen each subsidiary. By clearly articulating our understanding of the industries in which we compete and by successfully executing our profit improvement and growth programs, we are hopeful the Company will receive further enhanced valuation in the future.
     On the cover of this Annual Report, we state that we are “managing for long-term profit growth.” Those are not just words, but a philosophy that affects our decision-making day in and day out. Rather than create programs for obvious short-term gain, we take the long-term view when developing strategies and implementing tactics. Backed by strong corporate governance, we continually invest in efficiency, quality, innovation, building strong brands and developing lasting customer relationships. We will make no exception to that approach in 2008 and beyond. As we work to achieve truly breakthrough performance in all of our subsidiaries, we will work equally hard to guard against potential declines. For those reasons, we believe NACCO Industries represents an excellent investment opportunity.
     Finally, I would like to thank all NACCO stockholders for their continued support and all NACCO employees for their hard work and commitment in meeting the challenges of 2007. I look forward to a successful 2008.

Alfred M. Rankin, Jr.
Chairman, President and Chief Executive Officer
NACCO Industries, Inc.

HYSTER Yale

Managing for long-term profit growth

NACCO Materials Handling Group

Yale

Managing for long-term profit growth Nacco Materials Handling Group

NMHG focuses on long-term performance in developing durable lift trucks and in working to improve company profitability.
2007 Results
     In 2007, NACCO Materials Handling Group (“NMHG”) continued to make strides toward achieving its long-term financial objectives. However, the company also faced certain market and economic challenges. While European, Chinese and South American markets strengthened in 2007, the critical North American market declined. Although new product programs moved forward successfully, material costs continued to increase and the U.S. dollar weakened further relative to several key currencies. Consolidated net income increased 13.6 percent to $39.3 million in 2007. However, 2007 net income included charges totaling $8.0 million, or $4.9 million net of taxes of $3.1 million, related to announced manufacturing restructuring programs, while 2006 net income included a charge of $17.6 million, or $10.7 million net of taxes of $6.9 million, incurred as a result of the company’s early retirement of its 10% Senior Notes due 2009 and a reduction in income tax expense of $7.9 million related to the recognition of a tax benefit for previously recorded capital losses.
     NMHG Wholesale generated net income of $48.2 million in 2007 compared with net income of $43.7 million in 2006, a 10.3 percent increase on 11.4 percent sales growth. Revenues improved to $2.6 billion in 2007 primarily as a result of favorable foreign currency movements in Europe from a weakening of the U.S. dollar and an increase in higher-priced unit and parts sales volumes resulting from an increased worldwide lift truck market. Shipments grew to 90,899 units in 2007 compared with shipments of 87,789 units in 2006. Backlog increased to approximately 30,500 units at December 31, 2007 from approximately 27,200 units at December 31, 2006.
     Net income improved primarily as a result of the absence of the charge for the early retirement of debt and lower interest expense. Also contributing to the improvement were price increases and increased sales volumes of higher-margin lift trucks and parts. These improvements were partially offset by higher marketing and employee-related expenses, increased material and manufacturing costs and unfavorable foreign currency exchange rates.
     NMHG Retail’s operations (net of eliminations) reported a net loss of $8.9 million on revenues of $137.8 million in 2007 compared with a net loss of $9.1 million on revenues of $170.6 million in 2006. Programs put in place in mid-2007, which realigned activities performed by the Asia- PacificWholesale and Retail groups, affected operations positively in the fourth quarter, resulting in significant progress toward the goal of achieving at least break-even results in the Asia-Pacific retail operations in the latter half of 2007, while building market position.
     In 2007, Consolidated NMHG generated cash flow before financing activities of $0.7 million compared with cash flow before financing activities of $54.2 million in 2006. The decrease between years was mainly a function of higher accounts receivable primarily from higher fourth-quarter revenues in Europe and an increase in days sales outstanding due to timing of payments.
Left: The Yale® Veracitor® GP120VX pneumatic tire internal combustion lift truck, for lifting capacities up to 12,000 pounds, undergoes testing on the stability platform at NMHG’s Counterbalanced Development Center in Portland, Oregon. The stability platform is a computerized electro-hydraulically controlled variable rate, variable axis tilting platform, which can hold trucks up to a 65,000 pound lifting capacity. Trucks are tipped to both forward and lateral overturn, to simulate rated and unloaded conditions in travel and stacking modes. The platform is used to test the tip angle of the lift trucks to verify compliance with internal test requirements and applicable international design standards.

     In addition, in 2007, Consolidated NMHG delivered return on equity(1) (“ROE”) of 7.9 percent compared with 7.7 percent in 2006, and a return on total capital employed (“ROTCE”) of 6.8 percent in 2007 compared with 6.9 percent in 2006 — levels still well below NMHG’s longer-term objectives. (See reconciliations of non-GAAP ROTCE on page 43.)

(1)	ROE = The respective year’s net income divided by that year’s average equity (a five-point average of equity at December 31 of the previous year and each of the respective year’s quarter ends).
Vision and Goals
     NMHG’s vision is to be a leading globally integrated designer, manufacturer and marketer of a complete range of high-quality, application-tailored lift trucks, offering the lowest cost of ownership, outstanding parts and service support and the best overall value. NMHG Wholesale’s established financial objectives are to achieve an operating profit margin of 9 percent and to generate substantial cash flow before financing activities. NMHG also remains focused on reaching break-even results in its owned retail operations while developing strengthened market positions.
[PICTURES: The Yale® Veracitor® GP 60VX pneumatic tire internal combustion lift truck, with a lifting capacity of up to 6,000 pounds, provides excellent performance for standard and medium-duty applications. The Yale® MPW 60E Walkie Motorized Hand Pallet Truck, with a carrying capacity up to 6,000 pounds, has ergonomically designed handles to put full control at the operator’s fingertips and has a tapered fork design that provides excellent pallet entry and exit for low-level warehouse operation. The Yale® ERC-HH cushion tire electric rider lift truck, for demanding applications in warehouse environments, has lifting capacities from 7,000 to 12,000 pounds and is extremely maneuverable with high stacking ability.]
Industry Trends
     Lift truck customers increasingly require more dependable lift trucks and greater levels of service and expect manufacturers and dealers to deliver both at competitive prices. Therefore, maintaining low costs as well as outstanding quality, timeliness and reliability are critical for competitiveness. Because greater economies of scale produce lower product costs, the industry is led by large, global manufacturers with an increasingly global supply base.While China and other low-cost countries are emerging as more reliable sources for low-cost components, costs for commodities, such as steel, oil, lead, rubber and copper, continue to rise globally and place pressure on profit margins for all manufacturers. Lift truck companies also face uncertainties in the U.S. economy, which could affect key customers’ capital equipment purchasing levels and timing. In this environment, continual improvements in manufacturing and supply chain efficiencies are vital to improve financial performance.
     In most regions around the world, customers desire specialized solutions for their materials handling needs. Manufacturers must strike the right balance between the number of models and options offered and the volume required to maintain efficiencies and economies of scale. In addition, newer lift trucks must address evolving end-user needs, which have led, for example, to more environmentally friendly products, such as lift trucks using fuel cell technology, and increased demand for electric-powered lift trucks, especially those for use in warehousing operations. Since sophisticated customers increasingly look beyond the initial purchase price of a lift truck to consider the total cost of operation of the equipment, manufacturers must design and build products that deliver a low cost of ownership over the life of the product.
     Successful lift truck companies and dealers foster strong, lasting customer relationships by utilizing highly professional personnel and business processes.As logistics efficiency grows in importance to end users, the overall product and service needs of these customers have become more sophisticated. Manufacturers face increasing demand for enhanced service offerings, including national and global sales coordination, lift truck maintenance programs and parts management services. In particular, strong financing programs backed by reputable, global companies have become a competitive advantage to those manufacturers who offer them.
     To reach its goals, NMHG has established strategies and key improvement programs aimed at addressing current industry trends. NMHG’s strategies and key improvement programs can be grouped in three main areas: quality and efficiency; flexible, modular products; and sales and service excellence. Each key program is designed to enhance profitability or generate growth, both of which are critical for achieving NMHG’s goals in this mature industry. Profitability programs at NMHG focus mainly on manufacturing and supply chain efficiency, as well as design cost reduction initiatives, while growth programs focus on increasing country and industry market share positions by addressing user needs with customized packages of products and services.
[PICTURES: The new Yale® AC-Powered Double Reach truck provides unparalleled design, versatility and operator comfort in a narrow aisle lift truck. The Hyster® Fortis® H80FT internal combustion pneumatic tire lift truck series has lifting capacities up to 8,000 pounds and can be configured to satisfy multiple customer applications. The new Hyster® H1050HDS fork lift truck series, designed as a sibling series to the Hyster® container handler lift trucks, includes a front-mounted cab designed for fork-tip visibility, and can be used for tough applications requiring lifting capacities up to 105,000 pounds.]
Key Programs for Quality and Efficiency
     NMHG continually strives to reduce manufacturing and supply chain costs and improve operational effectiveness while delivering quality products. NMHG’s proven abilities to re-engineer processes and assemble products efficiently within an increasingly complex global operating environment support this strategy. Several key programs aimed at achieving this high-quality/low-cost strategy include:
     Manufacturing restructuring. NMHG’ s manufacturing strategy is guided by a commitment to high quality and efficiency. To accomplish these goals, NMHG has been restructuring its global manufacturing facilities and processes. The company has placed an intense focus on further implementation of a lean manufacturing strategy based on Demand Flow Technology, which helps reduce inventory and manufacturing floor space requirements while improving productivity, lead times and quality. The company continues to work to optimize production activities among several key final assembly plants and to eliminate waste through process optimization.
     The sustained weakness of the U.S. dollar compared with the euro and British pound sterling has negatively affected NMHG’s net income for the past several years. Unfavorable foreign currency rates have effectively lowered current annualized pre-tax profitability, excluding the effects of hedges, by approximately $72 million more than if the currency rates in 2007 had been the same as early 2002, which is when NMHG’s operating profit margin target was established.
     NMHG took several steps in 2007 to address this currency challenge. During the first quarter of 2007, NMHG outsourced its welding and painting operations at its manufacturing facility in The Netherlands to a third-party provider in a lower-cost country. During the third quarter of 2007, NMHG announced it will phase out production of current products at its facility in Irvine, Scotland, change the product mix at its Craigavon, Northern Ireland facility and increase production at its Berea, Kentucky and Sulligent, Alabama plants in the United States and at its Ramos Arizpe facility in Mexico. Importantly, the transfer of production of the 2 to 3.5 ton internal combustion engine (“ICE”) pneumatic product for the North America market from Craigavon to Berea is scheduled to begin in the second quarter of 2008. These actions are expected to reduce purchases of high-cost euro- and British pound sterling denominated materials and components, reduce freight costs, lessen NMHG’s exposure to future currency exchange fluctuations, reinforce our strategy to manufacture in the market of sale and provide additional opportunities to source components from lower-cost countries. This manufacturing restructuring program is anticipated to generate savings beginning in 2008 and improve net results starting in 2009. At maturity, benefits are expected to exceed $20 million in annual cost savings.
     Quality initiative. A number of programs within NMHG are part of a corporate-wide emphasis on quality and an initiative to further reduce overall defect rates. These programs focus on reducing warranty costs per truck and eliminating rework. Nevertheless, warranty expenses increased in 2007 due, in part, to several issues relating to specific components on new products utilized in unique customer applications. The company is working diligently to address these concerns and continues to deliver cost reductions and product quality improvements through its Value Improvement Program. Benefits from these initiatives were realized in 2007 and further benefits are expected to be realized in the 2008 to 2009 time frame.
     Global supply chain. Demands on NMHG’s global procurement group were again high in 2007. During the year, the company continued to be challenged by increases in material costs, particularly commodities such as steel, lead, copper, rubber and oil. However, broad price increases implemented in 2006 and 2007 have partially offset the effect of these increased costs. NMHG adopted a program to pass through selected higher commodity costs to its customers during 2007 and expects to continue to do so as needed in 2008 and beyond. The company will continue to closely monitor economic conditions and their resulting effects on costs.
     In addition to the short-term actions established to manage these challenges, a program designed to completely transform the supply chain process was implemented at NMHG in 2007. The company implemented the Supplier Relationship Management (“SRM”)module of the SAP software system. The SRM system will enable greater regional and worldwide coordination of purchasing and provide greater efficiencies. Supporting the SRM system is a new, centralized global procurement organization structure with local capabilities designed to deliver quality parts to plants on time for production. The full impact of the program is expected to be realized in 2008 and beyond.
     Concurrently, NMHG is continuing its ongoing efforts to optimize its supplier base and lower costs by developing a smaller, more reliable and more responsive group of vendors. Noncore components continue to be outsourced to low-cost suppliers around the world, with increased focus on China, India, Mexico and Eastern Europe. This program to enhance profitability should produce benefits in 2008 and 2009.
     Global IT excellence. In 2007, NMHG developed a plan to transform its information technology (“IT”) staff from a decentralized group to a global, centralized organization.When implemented in early 2008, the new organization will have improved capabilities to understand key functional area IT needs,manage increasingly complex projects and transition the company’s hardware and software to fewer, global systems. This program is expected to significantly improve the efficiency and effectiveness of the entire NMHG organization over time.

NMHG produced nearly 91,000 lift trucks in 2007, all with attention to quality and many customized to meet the unique needs of key customers.
Key Programs for Flexible, Modular Products
     A key NMHG strategy is to develop modular products that can be flexibly configured to provide unique, tailored solutions that deliver superior value to end users. Supporting this strategy is NMHG’s well-developed and recognized ability to translate end-user needs into global, adaptable and highly reliable products. The following programs are focused on achieving these results:
     New product development process. In 2007, NMHG continued to implement this program to improve profitability through its unique approach to developing new products.

[FULL PAGE PICTURE]
Hyster® trucks at an exclusive Hyster® dealership in Portland, Oregon, ready to be shipped to customers.

[FULL PAGE PICTURE]
A Hyster® Fortis® S80FT internal combustion cushion tire lift truck undergoes testing of its durability to withstand a heavy load falling on the overhead guard at the drop test stand at NMHG’s Counterbalanced Development Center in Portland, Oregon.

Complete ranges of products are developed simultaneously rather than on a traditional series-by-series approach. Platforms, components and modules have been designed to be used across a wide array of lift trucks. This approach decreases the overall number of components required and permits easier and more frequent upgrades. In addition, design, prototyping and testing are guided by a rigorous, staged approval process that delivers higher levels of reliability while increasing speed to market.
     Increased component commonality, combined with engineering techniques designed to deliver a more efficient assembly process, are expected to continue to increase labor efficiency and improve product quality. Lift trucks utilizing interchangeable components and systems assembled on computer-aided assembly lines are increasing NMHG’s ability to configure and manufacture lift trucks to individual customer application requirements.
     For newly designed product lines that have already been introduced, these product development efforts are improving the quality of NMHG’s products, as well as more cost-effectively meeting end-user requirements. In the long term, improved efficiencies are expected to increase individual lift truck profitability as well as overall company profitability. This program is expected to provide further significant benefits in 2008 and 2009.
     New product introductions. Over the next two to three years, NMHG expects to deliver a continuous stream of new product introductions and product improvements covering the ICE, electric, warehouse and big truck product lines.
     In 2007, NMHG introduced the 6 to 7 ton series of the 1 to 8 ton ICE lift truck line,which includes the Hyster® Fortis® and Fortens™and the Yale® Veracitor® series of lift trucks. In early 2009, the final series in the ICE line, a new 8 to 9 ton lift truck series, is scheduled for introduction.
     A completely new line of electric counterbalanced lift trucks, which will benefit from the same design and manufacturing approach as the 1 to 8 ton ICE line, is scheduled to roll out in 2008 and 2009. Specifically, new 1 to 3 ton Electric Rider lift trucks are scheduled for introduction beginning in the second half of 2008, and lift trucks with over 3 ton capacity are scheduled for introduction in 2009.
     NMHG’s warehouse product line offering was significantly strengthened in 2007 with the introduction of a new Retail Reach truck in the Americas. In addition, a number of feature improvements were introduced in 2007, which allow the warehouse lift trucks to deliver more performance in targeted applications at key customers. Along with other product and feature enhancements, an A/C-powered update of the 3-Wheel Stand-Up warehouse lift truck is planned for 2008.
     NMHG’s Big Truck line improved in 2007 with the introduction of an updated 16 to 22 ton forklift truck, a new 44 to 48 ton forklift truck and an extended capacity Reachstacker as well as an upgraded range of 8 to 16 ton Tier III low-emission models. Additional capacity models and upgrades to the Big Truck line, including new platforms for the 14 to 18 ton and 20 to 32 ton series, are scheduled for introduction in 2008 and beyond.
     The introductions of these newly designed products are expected to enhance revenue and margins as well as absorb unused manufacturing capacity, primarily in 2008, as most of these new product introductions are completed.
     Strategic pricing optimization.With the new modular product design concept, dealers can more accurately configure and price lift trucks in line with customer applications. Linking prices more closely to product features and performance delivers value and lower cost of ownership to customers and enhanced margins to NMHG. In conjunction with the program, the company has made, and will continue to make, selected adjustments to the mix of performance and feature offerings on its lift trucks. Benefits of this program were realized in 2007 and are expected to increase during 2008 and beyond.

A concentration at NMHG on design and durability assures that our lift trucks reliably perform the most demanding tasks day in and day out.
Key Programs for Sales and Service Excellence
     NMHG is focused on maintaining and strengthening its already highly professional national account direct sales group and independent dealer distribution networks to provide superior value-added support to its customers. NMHG’s experience and success in building strong, lasting customer and dealer partnerships should help the company accomplish this strategy.Also supporting this strategy is NMHG’s strong global relationship with GE Capital, which, along with other local financing companies, helps provide and manage a significant portfolio of loans and leases to lift truck customers, dealers and NMHG. Several other programs supporting this service strategy include:
     National and global accounts. NMHG has industry-leading fleet management and national account organizations in North America and is developing a stronger national account program in Europe, while continuing to enhance its global account capabilities. NMHG’s goal is to offer superior value and services to large customers that have centralized purchasing but geographically dispersed operations. Benefits from this program to generate growth will be gradual, but increasing over the long term.
     Dealer structure program. The company continues to strengthen its worldwide network of strong, professionally managed, well-capitalized independent dealers as part of its Anchor Dealer efforts. NMHG’s experience is that these exclusive Hyster® and Yale® Anchor Dealers can attain higher market shares, attract higher-quality employees and offer higher-value services to their customers. In addition, dealer excellence enhancement efforts are designed to drive improvement at all Hyster® and Yale® dealers, providing dealers with best practices and performance assessment tools in the areas of operational and financial management, lift truck and parts sales, service, rental and fleet management. NMHG also offers customized consulting assistance to help dealers implement these programs to improve sales and profitability. In addition, a number of special initiatives already under way, including order and contact management systems, a training knowledge center and customer and dealer satisfaction programs, are expected to enhance the strong reputations of Hyster® and Yale® dealers. Benefits from these growth programs are expected to be realized at NMHG and its dealers over the long term.
     Aftermarket parts. NMHG maintains an important strategic alliance with a leading aftermarket parts provider located in the Americas, Europe and Asia-Pacific. This alliance has enhanced Hyster® and Yale® dealers’ offerings of competitive lift truck parts as part of an effort to increase NMHG’s share of its customers’ parts and service business.NMHG also continues to make significant investments in training dealer technicians in lift truck diagnostics, maintenance and repair procedures to assure highest-quality customer service. Improvements are being realized and are expected to increase gradually as a result of this growth program.
[PICTURES: Hyster® and Yale® lift trucks are designed to withstand extreme conditions. Designs are reviewed and rigorously tested at NMHG’s Counterbalanced Design Center in Portland, Oregon. An engineer does test simulations on a computer program to ensure lift truck specifications are set to withstand various conditions. The Mustang Dynamometer is used to validate drive axles months or years ahead of truck availability by using fixtures or mule truck chassis in an accelerated testing environment. A lift truck is tested for durability on a dusty, uneven gravel road.]
     NMHG Retail improvements.NMHG Retail consists of Yale® in the United Kingdom, Hyster® in Singapore and Hyster® and Yale® in Australia. During 2007,NMHG sold its Hyster® dealership that covered part of France and continued to streamline operations at its Yale® dealership in the United Kingdom. In its Australian retail operations in 2007, NMHG implemented an important business improvement program. The company’s lift truck rental business, previously operating as the National Fleet Network, was absorbed into the Hyster® and Yale® wholesale and retail sales and services businesses in an effort to mirror NMHG’s structure in North America. Efforts are also under way to significantly reduce lift truck inventories in Australia. The overall business improvement program is intended to enhance the company’s sales, marketing, major accounts and services capabilities significantly while improving operational effectiveness and efficiency. Some benefits of the program were realized in the latter half of 2007, with the full impact expected to be realized in 2008 and beyond.

Continued emphasis on engineering excellence and on key programs is expected to improve prospects for increased profitability at NMHG.
Outlook for 2008 and Beyond
     The worldwide lift truck market grew in 2007 and is expected to continue growing in 2008. Markets that are particularly strong and expected to grow significantly include Eastern Europe, China and other developing countries. NMHG’s largest market, the North American market, declined in 2007, as expected, due to the cyclical nature of the industry. The North American market is forecasted to decline further in 2008, along with other markets in the Americas. Overall, NMHG Wholesale expects to have moderately higher volumes in 2008 compared with 2007 levels as a result of strong European and Asian markets and the introduction of newly designed products throughout 2008. However, if U.S. economic conditions deteriorate more than expected, sales of units and higher-margin parts could decline in 2008, which would adversely affect revenues and profit margins.
     The company is committed to addressing the critical issue of unfavorable currency exchange rates, as evidenced by the announcement of its new manufacturing restructuring programs during 2007. Currency hedging positions continued to mitigate unfavorable currency exchange rate fluctuations in 2007, although not to the same level as in 2006. NMHG Wholesale’s operating profit margin was 2.6 percent in 2007. Assuming 2007 exchange rates for the euro and British pound sterling had been at early 2002 levels, the year when NMHG’s profit improvement goal was established, NMHG would have been significantly closer to attaining its operating profit margin target.
     NMHG Wholesale’s financial objective is to achieve an operating profit margin of 9 percent by 2011 to 2012. Several key programs are intended to help NMHG reach that goal, particularly focused Value Improvement Programs for engineering and manufacturing, the comprehensive manufacturing restructuring program, the implementation of the SRM supply chain system and related component cost reductions, and the introduction of new, innovative products priced strategically and sold aggressively.
     NMHG Retail’s objective continues to be to reach at least break-even financial performance while building market position. Improved results are expected in 2008 and beyond, particularly in Australia, where a business improvement program was implemented in 2007.
     Overall, NMHG continues to believe it will be increasingly well positioned to offer superior products, which are efficiently manufactured and distributed by outstanding dealers. Key profitability and growth programs, particularly in the areas of quality and efficiency, product flexibility and sales professionalism, are expected to improve prospects for long-term growth in market share and increased profitability.
     In closing, I want to thank all NMHG employees, as well as our dealers and suppliers worldwide, for their continued hard work on behalf of the Hyster® and Yale® brands. And I would like to thank NMHG’s customers, who remain the primary motivation for that hard work. We continue to be committed both to successful execution of our stated plans as well as addressing the challenges and opportunities presented by operating in a complex, global economy. I look forward to working together successfully with all of NMHG’s partners in 2008.
Michael P.Brogan
President and Chief Executive Officer
NACCO Materials Handling Group, Inc.

Hamilton Beach

Managing for long-term profit growth

Hamilton Beach Brands

6:00
150F

In the intensely competitive housewares market, HBB offers a variety of products that bring solutions to consumers and profits to the company.
2007 Results
     Results in 2007, in particular during the important fourth-quarter holiday season, were disappointing for the housewares industry and Hamilton Beach Brands (“HBB”). Revenue slipped 1.1 percent to $540.7 million in 2007 from $546.7 million in 2006, and net income decreased 17.1 percent to $18.4 million in 2007 from $22.2 million in 2006. However, HBB’s performance could still be considered favorable when taking into account softer-than-expected retail sales for the industry, continued pricing pressures from retailers, rising material costs and significant competition for consumers’ discretionary income. The company delivered a return on equity(1) (“ROE”) in 2007 of 35.5 percent, up from18.0 percent in 2006, as a result of the recapitalization of the company. HBB also delivered a solid return on total capital employed (“ROTCE”) of 14.5 percent in 2007, up from14.2 percent in 2006. (See reconciliations of non-GAAP ROTCE on page 43.)
     HBB’s revenue benefited from additional shelf placements and promotions by retailers in support of direct-response television advertising, from sales of higher-priced products and from newly introduced products. Nonetheless, these benefits could not offset lower unit volumes as a result of reduced sales to key retailers in a weak U.S. consumer market.
     Net income benefited from increased sales of higher-margin products and the results of the movement of all production to third-party manufacturers. However, these benefits were fully offset by lower unit sales volumes, higher selling, general and administrative expenses, and higher interest expense of $5.3million pre-tax because of increased borrowings related to a $110 million special cash dividend paid in May 2007.
     In 2007, HBB generated cash flow before financing activities of $15.8 million compared with $35.9 million in 2006. Included in 2006 were cash proceeds of $11.4 million from the sale of the company’s Saltillo, Mexico facility.
Proposed Spin-Off and New Company Name
     In April 2007, NACCO Industries announced a plan to spin off its Hamilton Beach/Proctor-Silex business to establish an independent public company named Hamilton Beach, Inc. Due to volatility and uncertainty in capital markets, the NACCO Board of Directors decided in late August not to pursue the proposed spin-off. However, in September 2007, the company officially changed its name to Hamilton Beach Brands, Inc., a name that preserves the heritage of Hamilton Beach, reflects the company’s current ownership of multiple brand names and positions the company appropriately for the addition of other brand names in the future.

(1)	ROE = The respective year’s net income divided by that year’s average equity (a five-point average of equity at December 31 of the previous year and each of the respective year’s quarter ends).
Left clockwise from top: Hamilton Beach Brands’ newest products include: Hamilton Beach® Brewstation® Pro 12 cup coffeemaker (shown in black), Proctor Silex® Space- Saving Blender, Hamilton Beach® Set ‘n Forget® 6 quart programmable slow cooker, Proctor Silex® auto shutoff iron, Proctor Silex® Belgian waffle baker, Hamilton Beach® ChefPrep™ 525 watt food processor.

Vision and Goals
     HBB’s vision is to be the leading North American designer, marketer and distributor of small electric household and commercial appliances sold under strong brand names and to achieve profitable growth from innovative solutions that improve everyday living. HBB’s financial objective is to achieve a minimum operating profit margin of 10 percent and to generate substantial cash flow before financing activities.
Industry Trends
     Competition in the housewares industry continues to be intense. Rising costs of transportation and raw materials such as plastic, copper, aluminum and steel continue to place significant pressure on margins. To lower costs further and provide greater value, HBB and other housewares suppliers have transferred most, if not all, of their manufacturing to third-party manufacturers located in lower-cost regions, primarily Asia. Therefore, further dramatic cost reductions are increasingly difficult to achieve as the outsourcing process is completed and material and transportation costs rise.
     As housewares products face heightened competition for consumers’ disposable income, new, innovative products become even more important to driving growth and higher margins. Several consumer trends are favorable for small kitchen appliances, including the growing popularity of both gourmet and on-the-run home cooking. Brands also continue to be important in this market. However, because barriers to entry are low, HBB can face challenging competition from new products with new brand names. Overall, the market growth rate in small kitchen appliances is likely to be slightly negative to very low due to economic uncertainties, including a significantly weakened housing market in the United States.
     Strong relationships with the leading retailers are critical for success. Leading retailers for small kitchen appliances include mass merchants, warehouse clubs, specialty stores and Internet sites. Shelf placement is highly competitive and sales are increasingly driven by promotional activity in the fourth quarter holiday season, which delivers a significant portion of annual sales. The impact of winning or losing a single product placement or multi-product placement program at specific retailers is being magnified as certain retailers’ shares of the overall market grow.Other retailer trends include the increased offering of private-label versions of small kitchen appliances, as well as a growing interest in products, packaging and processes considered to be environmentally sustainable.
     To achieve its stated goals, HBB has established strategies and key programs aimed at responding to these industry trends. These strategies and programs focus on three fundamental areas: continuous cost reduction; innovation; and professional sales andmarketing. Each key program is designed to enhance profitability or generate growth. Profit enhancement programs focus on efficiencies in product development, purchasing and the supply chain, while growth programs focus on new innovative products, branding and distribution channel optimization. HBB believes these strategies and programs, in combination with the company’s core competencies, will help HBB remain competitive in a challenging industry and position the company for even greater future success.
[PICTURES: Proctor Silex® Easy Slice™ electric knife, Hamilton Beach® 3-in-One slow cooker, Hamilton Beach® Commercial drink mixer.]
Key Programs for Continuous Cost Reduction
     HBB is focused on driving continuous cost reduction throughout the entire company and at all of its suppliers. The goal to achieve a 10 percent operating profit margin has become part of the company’s culture. The company’s exceptional ability to identify and eliminate unnecessary costs across the value chain is a key competitive advantage. Key programs directed at accomplishing improvements and cost reductions include:
     Purchasing and supplier product cost reduction. A shift to outsourced manufacturing for all consumer and commercial products is helping HBB reduce product costs. In May 2007, HBB completed its transition to third-party manufacturing. The company realized continued improvements in 2007 as a result of manufacturing restructuring programs implemented in 2007 and prior years.
     Furthermore, HBB’s ongoing Value Improvement Program seeks to reduce costs of processes, components and products at suppliers’ plants. The company’s objective is to maintain a significant competitive advantage by combining low-cost, third-party manufacturing capabilities with HBB’s extensive manufacturing experience. This program provided significant benefits in 2005 through 2007, and additional incremental gross margin benefits are expected in future years.
     Continuous quality improvement. HBB is committed to continuous quality improvement throughout all areas of the company. HBB has made quality a significant focus at key suppliers in China by providing guidance on specific processes and techniques to ensure high quality, consistency and efficiency. These efforts should pay off increasingly as expenses for implementing this program have already been incurred. Further improvements in already high levels of quality were realized in 2007 as evidenced by consistently low product return rates, and these improvements are anticipated to be maintained in 2008 and beyond.
     Supply chain optimization. HBB’s continued focus on supply chain management in 2007 resulted in performance improvements for the company and for HBB’s retail customers. HBB continues to implement improvement projects at its Memphis, Tennessee distribution facility, and the company is increasingly offering customers additional efficiencies through direct-ship programs,where third-party suppliers route products directly to retailers’warehouses. HBB expects to further improve its capabilities in 2008 through implementation of a new supply chain software system, which is designed to enhance collaborative planning, forecasting and replenishment processes with several key retailers. Benefits from this program are expected to be realized in 2008 and 2009.
[PICTURES: Hamilton Beach® professional stainless steel iron, Hamilton Beach® digital 2-slice toaster, Hamilton Beach® 6-speed classic hand mixer.]
Key Programs to Leverage Innovation
     HBB relentlessly pursues innovation in its product categories through its superior ability to research, create, design, test, package, promote and launch new product concepts. The company also strives for environmental responsibility across the entire value chain. Programs supporting this strategy include:
     Product development process. HBB’s product development process is designed to create a steady stream of innovative products that exceed current market offerings in features, performance, style and value. HBB’s goal is to deliver the most innovative products at the most competitive costs possible and to bring to market products that represent best-in-class performance. HBB utilizes in-depth consumer research that enables the company to develop products with consumer-preferred features and high rates of market acceptance. HBB’s engineers in both the United States and China, as well as engineers at the company’s suppliers in China, all contribute to the process for designing successful new products. This program to enhance profitability is an ongoing investment that is expected to bring both short-term and long-term benefits.
     New product introductions. Driven by its consumer oriented product development process, HBB has demonstrated a strong track record in new product introductions. Additionally, patent protection is vigorously pursued and enforced, when appropriate, for new products, product features or designs.
     In 2007, approximately 40 percent of the company’s U.S. consumer sales were from products introduced in the previous three years. The revolutionary Hamilton Beach® BrewStation®

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Hamilton Beach® Commercial products. Hamilton Beach® Commercial Tempest® high-performance blender. Hamilton Beach® Commercial 4-slice heavy-duty toaster, Hamilton Beach® Commercial juicer, Hamilton Beach® Commercial Brewstation® coffeemaker.

coffeemaker, featuring carafe-less, cup-activated dispensing, continued to be a leading seller in the United States.Other examples of innovative new products include the Hamilton Beach® OpenStation™ Multi-Opener, a can opener with tools to open jars, bottles and plastic clamshell packaging, and the Stay or Go™ Slow Cooker, a travel-friendly slow cooker with full-grip handles, a tight-latch lid and a clip-on serving spoon.
     The company introduced several new commercial blenders in 2007, which were well received by the market, and plans to introduce a number of other new commercial products in 2008, including a high-performance blender, a line of commercial-grade toasters and a line of stainless steel beverage urns with cup-activated dispensing inspired by the Hamilton Beach® BrewStation® coffeemaker. This growth program is expected to provide revenue and margin improvements for the commercial as well as consumer businesses of HBB.

HBB strives for high performance on the countertop, at suppliers, in sales activities, in marketing activities and on the bottom line.
Key Programs for Professional Sales and Marketing
     HBB also has an ongoing strategy to develop and sustain the most professional sales, marketing and branding programs in the industry. The company has a proven ability to match products, services and brands to specific retailer assortment needs. Programs supporting this strategy include:
     Retailer and channel focus. HBB works closely with retailers to develop product assortment strategies to optimize category profits. In-depth data analyses are used to recommend the most profitable combination of products, features and price points in each product category. In turn, these analyses drive the HBB product development process, improve speed to market and increase the success rate of new products. HBB’s category management approach is applied across all types of retail channels, from mass merchants to smaller regional retailers, and is being applied in the United States, Mexico, Canada and other selected international markets. This growth program has helped enhance revenues and margins and is expected to continue to do so.
     Strategic brand application. HBB has a broad complement of key brand names targeted at distinct consumer segments. Underlying all brands is a commitment to safety, performance and reliability. The Hamilton Beach® eclectrics® brand targets high-end consumers who demand the best in performance and style and are willing to pay more for those benefits. The Hamilton Beach® brand targets mid to higher end consumers desiring a strong brand name, innovative features, great performance and attractive styling. The Proctor Silex® and Proctor Silex® Plus brands target middle-market consumers who prefer a strong heritage brand name and good performance with good features and appearance at a reasonable price. The Traditions by Proctor Silex® brand targets entry-level consumers with basic, lower-priced products. The TrueAir® brand, used for home health products, continues to demonstrate strong appeal in its market segment. HBB also uses its brand names in conjunction with other companies’ brand names. For example, an agreement with Procter & Gamble (“P&G”) created a successful, co-branded odor eliminator with P&G’s well-known Febreze® brand.
     The Hamilton Beach® Commercial brand targets restaurants, bars and the hotel amenities markets. The strong heritage of the Hamilton Beach® Commercial brand name results from many successful years of producing blenders and the classic soda fountain-style milkshake mixers that could be seen on the back counter of almost every soda fountain across America. Today, the Hamilton Beach® Commercial brand name is associated with a wide variety of products found in commercial kitchens, restaurants, bars and hotels. It remains a leading brand in commercial blenders and spindle mixers in the United States.
     Both the strategic application of its current brands and the introduction of new brands are expected to benefit HBB on an

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The new Hamilton Beach® liquid blu® 5-speed blender.

ongoing basis. Specifically, HBB plans to leverage its core brands, as well as pursue opportunities to build its brand portfolio. New brand initiatives could enhance HBB’s position broadly, help HBB target specific markets, such as higher-end consumers, or help HBB serve specific retailers with key names that strengthen their brand offerings. Overall, HBB’s brand programs represent a critically important part of the company’s growth strategy.

While breakthrough product styling can help drive revenues, constant attention to costs and quality is critical to improving profitability at HBB over time.
Outlook for 2008 and Beyond
     As a result of its ongoing focus on innovative new products, HBB has a strong assortment of new products planned for 2008 and 2009. However, 2008 is expected to be a difficult year for HBB. The company is not optimistic consumer markets will improve in 2008, as the effects of high gasoline prices, depressed home sales, mortgage debt concerns and worries of recession all have potential to further dampen consumer spending. If consumer spending softens further and retailers choose to reduce shelf space for the small electric kitchen appliance category, it is possible the overall market for these products in the United States will decline in 2008. HBB is also concerned about material cost increases.
     The company is closely monitoring material costs and working to mitigate cost increases through continued implementation of programs initiated in prior years, as well as through selective price increases when appropriate. However, the timing of margin recovery is likely to adversely affect results in 2008. While the company remains confident it will continue to see performance improvements from its profitability and growth programs over the next several years, it will be difficult to improve net income performance if overall retail sales decline. Specifically, efforts in product cost reduction, quality improvement, product innovation, promotions and branding are all expected to contribute to HBB profitability, although overall profitability levels for 2008, and possibly beyond, could fall below the company’s previous expectations.
     Considering a challenging economic and retail environment, HBB is proud of its team’s efforts to reach the profitability level it did in 2007. As noted earlier, HBB’s goals are to achieve a 10 percent minimum operating profit margin, and to generate significant cash flow before financing activities. While the company’s operating profit margin was 7.5 percent in 2007 compared with 7.8 percent in 2006, HBB achieved a high ROE(1) of 35.5 percent in 2007 and ROTCE of 14.5 percent. (See reconciliations of non-GAAP ROTCE on page 43.) The company intends to make further strides by placing more emphasis on increasing overall sales volume and improving profitability of select products, key customer accounts and specific regional operations. HBB has programs in place to improve operating profit in 2008 with a long-term objective of attaining a 10 percent operating profit margin. HBB generated cash flow before financing of $15.8 million in 2007 and expects to continue to generate significant cash flow before financing in future years.
     In summary, HBB is optimistic about the successful implementation of its strategic programs and about its prospects for continued improvement, although the company is guarded about the prospects for a rebound in consumer spending in the near term.
     In 2007, the HBB team worked in concert to accomplish our objectives while putting forth extra effort on a number of projects including the proposed spin-off. Although the proposed spin-off did not occur, we do have a new name: Hamilton Beach Brands. With the new name comes a sense of pride for what we’ve accomplished in the past, as well as a sense of enthusiasm for new opportunities ahead of us. I would like to take this opportunity to thank our employees and suppliers for their hard work and dedication and a special “thank you” to our customers for their business. I look forward to our continued success.
Dr.Michael J.Morecroft
President and Chief Executive Officer
Hamilton Beach Brands, Inc.

(1)	ROE = 2007 net income divided by 2007 average equity (a five-point average of equity at December 31, 2006 and each of 2007’s quarter ends).

KITCHEN COLLECTION

le gourmet chef

Managing for long-term profit growth

Kitchen Collection

KITCHEN COLLECTION
KITCHEN
COLLECTION
BRIGHT

Managing for long-term profit growth Kitchen Collection

2007 Results
     Kitchen Collection (“KC”) had a challenging year in 2007. Higher gasoline prices and consumer concern over the economy and the housing market adversely affected both customer visits and spending in 2007, particularly during the important fourth-quarter holiday gift-giving season. In addition, KC spent much of the year integrating operations, replenishing product inventory and restoring customer loyalty at its Le Gourmet Chef® stores (“LGC stores”), a chain of kitchenware and gourmet food stores acquired out of bankruptcy in August 2006.
     Revenues increased 23 percent in 2007 primarily because of the acquisition of the LGC stores. Sales gains were partially offset by the effect of closures of unprofitable stores as the number of Kitchen Collection® stores (“KC stores”) decreased to 198 in 2007 from 203 in 2006. The number of LGC stores also decreased to 74 in 2007 from 77 in 2006, in line with expectations at the time of the acquisition.
     KC generated a net loss of $0.9 million in 2007 compared with net income of $3.7 million in 2006, primarily because KC recognized an additional eight months of seasonal operating losses during 2007 for the Le Gourmet Chef (“LGC”) business of approximately $7.0 million, or $4.3 million net of taxes of $2.7 million, as a result of owning LGC for a full year in 2007 compared with only the four most profitable months in 2006. Lower-than-expected retail sales, as well as store inventory fulfillment difficulties at LGC’s third-party warehouse operations, also contributed to the current year net loss. As a result, return on equity(1) declined to negative 6.0 percent in 2007 from 28.2 percent in 2006, and return on total capital employed (“ROTCE”) declined to 0.6 percent in 2007 from 18.3 percent in 2006. (See reconciliations of non-GAAP ROTCE on page 43.)
     During 2007, KC generated a negative cash flow before financing activities of $14.8 million compared with cash flow before financing activities of $1.1 million for 2006. The change in cash flow before financing resulted primarily from a decrease in net income and a decrease in accounts payable between years as a result of the timing of payments.

Nearly 300 Kitchen Collection® and Le Gourmet Chef® stores bring the best products, at a great value, to cooking and food enthusiasts across the U.S.
Vision and Goals
     KC’s vision is to be the leading specialty retailer of kitchen, home entertaining and gourmet food products in outlet malls and other retail channels for consumers seeking a large selection of unique, high-quality products at an exceptional value. KC’s goals are to earn a minimum operating profit margin of 5 percent and to generate substantial cash flow before financing activities.

(1)	Return on Equity = The respective year’s net income divided by that year’s average equity (a five-point average of equity at December 31 of the previous year and each of the respective year’s quarter ends).
[PICTURE] Left: The Kitchen Collection® store in Ellenton, Florida, features higher-margin, brand-name kitchen gadgets, small electric appliances and a variety of other kitchen and housewares-related products.
Industry Trends
     The retail environment continues to be extremely competitive. Widespread Chinese sourcing allows many retailers to offer value-priced kitchen products. Labor and rent costs are rising, and transportation costs are increasing due to higher fuel prices. To succeed in kitchenware retailing, costs must be kept to a minimum.
     KC believes there is excellent growth potential in kitchenware retailing, but only through offering unique, high-quality products at prices affordable to most consumers. While a number of very low-end and very high-end kitchenware retailers participate in the marketplace, there is still an excellent opportunity for stores offering mid-priced, high-quality kitchenware. Consumers remain highly interested in TV celebrity chefs and in purchasing the kitchen tools they use. However, the effects of a challenging economy could dampen the demand for these items.
     While the outlet mall industry expanded rapidly during the 1990s, its growth has slowed as consumers began to find great values in other retail channels, including mass retailers and the Internet. Consumer traffic at many outlet malls declined in 2007 due, in part, to higher gasoline prices. Traffic and sales also declined due to a general softness in consumer spending during the important fourth-quarter holiday season. For store formats with a widespread presence in existing outlet malls, such as the KC stores, overall success will require optimizing performance in each existing store rather than expansion to new outlet malls. For store formats that have not fully expanded into the existing outlet mall market, such as the LGC store format, there is still opportunity for growth. Beyond outlet malls, the company believes significant growth opportunities exist in other retail channels, such as traditional malls and lifestyle centers.
     To help KC attain its stated goals, the company has established strategies and key programs geared to these current industry trends. KC’s strategies and key programs are focused on three main program areas: disciplined cost control; unique, affordable products; and store improvement and expansion. Programs designed to enhance profitability are especially important in periods of reduced customer traffic in outlet malls. In addition, programs to develop store formats beyond outlet malls are increasingly important for generating growth.
[PICTURES: Le Gourmet Chef® stores feature product sampling and food-tasting stations, key elements for creating an engaging store experience and driving sales. ]
Key Programs for Disciplined Cost Control
     KC’s proven ability to aggressively manage both vendor and store costs is accomplished through four established programs.
     Corporate expense management. As part of the LGC integration and synergy plan, KC closed LGC’s existing headquarters in Shrewsbury, New Jersey in April 2007 and integrated those operations into the KC headquarters in Chillicothe, Ohio. In addition, KC is placing significant focus on maintaining its traditionally lean, efficient corporate operation.
     Store expense management. This ongoing program to enhance profitability relies upon KC’s ability to manage store rental and labor costs, which are key drivers of profitability. This program is of particular importance as KC works to optimize the profitability of the newly acquired LGC stores.
     Continuous product cost management. This ongoing program to enhance profitability draws upon KC’s significant experience in sourcing and managing vendors. This expertise is also being applied to the products sold in LGC stores, many of which are supplied by companies that are relatively new to KC.
     Logistics efficiency. While KC continues to improve and enhance its KC stores’ warehouse operations in Chillicothe, Ohio, the quality of LGC’s third-party warehouse operations has been disappointing. KC originally believed third-party warehouse providers for LGC could adequately satisfy the chain’s logistics needs in the short term, but the providers did not perform to KC’s standards, significantly hindering LGC’s store inventory fulfillment process. KC now expects to bring these operations in-house in 2008. The company plans to create a new LGC warehouse operation near the KC headquarters in Chillicothe, Ohio. The new warehouse is expected to be opened during the second quarter of 2008, allowing proper flow of product to the LGC stores for the key fourth-quarter holiday season. In the long term, further efficiencies could be gained from consolidating truckload shipments of product bound for KC stores and LGC stores located in the same outlet malls, as well as from consolidated warehousing. The LGC logistics project has top priority at KC, and benefits are expected to be realized in the second half of 2008, with full benefits to be realized in 2009.

Gourmet foods and product demonstrations engage customers, drive repeat visits and position LGC as an exciting, reliable resource for entertaining.
Key Programs to Ensure Unique, Affordable Products
     Another KC strategy is to provide customers with a continuous stream of innovative, high-quality products offered at affordable prices. The company’s strong competency in providing both analytical rigor and creativity to the product selection process supports this strategy — for both KC stores and LGC stores — through the following programs:
     Innovative products and merchandising. This growth program is designed to ensure the latest products with the highest sales potential are found on the shelves of KC stores and LGC stores, and the products are displayed in ways that attract consumer attention. The company continually tests and implements new approaches to increase traffic in its stores, to increase the percentage of individuals who make purchases after they enter a store, to encourage customers to purchase higher-margin items and to increase the average purchase amount of those who buy items in the stores. In fact, although total transactions at KC stores were down in 2007, the average dollar value per transaction was up for the year. At KC stores, special brand programs, “as- seen-on-TV” items and special value close-outs are all part of this program to increase revenue on an ongoing basis. At the LGC stores, product demonstrations and sampling of gourmet food items are particularly effective in driving consumer interest and increasing sales. In 2008, the company will be implementing new merchandise selections displayed more consistently across LGC stores. In addition, the LGC stores have in place a well-developed customer loyalty program, called Le Club, which is expected to contribute positively to performance at those stores.
     Hamilton Beach® brand leverage. KC continues to leverage its lines of sourced private label merchandise featuring the Hamilton Beach® and Proctor Silex® brand names, which are among KC’s most successful and profitable product lines. These private label non-electric product lines, offered at KC stores, feature nearly 500 items, including cutlery, cutting boards, barbecue tools, bakeware and cookware. In addition, a new upscale line of kitchen gadgets featuring the Hamilton Beach® name is planned for 2008.
     Economic Value Income. KC utilizes disciplined operating controls to improve margins. The company continues to use its proprietary Economic Value Income (“EVI”) business tool to maximize return per cubic foot of retail space. When combined with other revenue and margin enhancement programs, EVI assists in optimizing profit from the mix of products, the amount of space allocated to each product and the most appropriate store size. As the LGC stores become more integrated into the company’s operations, EVI analysis will be utilized in those stores as well.
Key Programs for Store Improvement and Expansion
     KC’s primary strategy for growth focuses on strengthening its leadership position in outlet malls with exciting store environments, while working to reach customers through other channels. KC has developed a particular strength in analyzing store data and creating specialized programs for different types of channels. KC has four programs aimed at making this strategy successful.
     Outlet mall format initiatives. With nearly 250 outlet mall locations, KC stores and LGC stores can be found in a variety of outlet mall types. The company utilizes mall profiling information and segmentation analysis to assess new outlet mall locations as well as improve profitability at existing outlet malls. As a result, the company manages its outlet stores differently depending on whether an outlet mall has high-end retail tenants, is located near a tourist destination or is located in an urban or rural area. With the LGC stores, the company now has a solid complementary retail platform on which to expand. KC believes there is significant potential for additional LGC stores, particularly in outlet malls where there is a high-volume KC store present and in higher-end outlet malls. In 2007, KC closed nine underperforming LGC stores and opened six new LGC stores, five in outlet malls, four of which also have KC stores, and one in a new traditional mall. However, KC will be extremely cautious in opening new KC stores or LGC stores in 2008 due to uncertainties related to consumer spending.
     Traditional mall format initiatives. For some time, the company has stated its belief that the development and

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The Le Gourmet Chef® store in Ellenton, Florida, features higher-margin, brand-name kitchenware and gourmet foods.

expansion of a traditional mall store format represents the most promising driver of future growth. This belief was a key driver in KC’s interest in the LGC acquisition, and the company sees high-growth potential for the LGC store format in traditional malls. While KC developed and tested several formats of its own for use in this segment, the LGC store format — with its higher-end offerings, gourmet foods, home entertaining products and gifts — is excellently suited for traditional malls and represented a quicker way for the company to enter this channel. With the addition of the LGC concept, the company had 18 permanent LGC traditional mall stores at the end of 2007 in a potential market of more than 500 traditional malls nationwide. Recently, the company embarked on a new effort to further improve performance at the LGC mall stores in order to prepare for future growth. However, KC has no plans to open additional traditional mall stores until the company is confident potential store profitability can meet the company’s objectives and an attractive consumer spending environment exists.
     The company operated 28 seasonal KC stores in traditional malls in November and December 2007, compared with 23 seasonal stores in 2006. These profitable stores utilize short-term leases and a quick-to-set-up temporary store format to take advantage of the holiday gift-giving season. This program, which can be expanded modestly, is expected to continue to add revenues and profitability in coming years.
     Internet format initiative. The company believes that a retail website is an important element of multi-channel marketing and continues to make improvements to the Kitchen Collection® and Le Gourmet Chef® websites, www.kitchencollection.com and www.legourmetchef.com. As marketing activities increase, such as direct e-mail campaigns and Web partner programs, sales and profits from both the KC and LGC websites are expected to grow.

With a cooling in retail traffic at outlet malls, high-end, higher-margin cookware is attractive to KC, as well as to its customers.
Outlook for 2008 and Beyond
     2008 is expected to be another challenging year for KC. Both KC stores and LGC stores will face uncertain consumer traffic and spending, especially if gasoline prices remain high. In addition, weak and uncertain credit markets and concerns regarding a potential economic recession are likely to continue to influence retail spending in 2008.
     Although the company expected it would not match its 2006 performance in 2007, KC’s net loss of $0.9 million in 2007 fell well below expectations. In 2008, KC is cautiously optimistic that its programs will improve its financial performance, resulting in modest increases in revenues and improvements in operations, primarily in the second half of the year. With the exception of the warehouse operations, most synergies from the LGC acquisition have been realized. Therefore, the company plans to focus efforts on key improvement programs, especially enhancing the merchandise mix, optimizing store selling space and maintaining disciplined cost controls. Continued profit improvement is expected in 2009 and succeeding years.
      KC’s operating profit margin was 0.2 percent in 2007, well below the 4.0 percent operating profit margin of 2006 and significantly below the company’s objective of earning a minimum operating profit margin of 5 percent. For reasons explained previously, this operating profit margin objective could be challenging to achieve in the next few years. However, with improved consumer traffic at outlet malls, the full realization of the potential of the LGC acquisition and, eventually, an increase in the number of stores, KC hopes to reach its operating profit margin target by 2012. While KC did not generate positive cash flow before financing activities in 2007, it is the company’s objective to do so in 2008.
     In closing, I want to thank all of our employees for their hard work, exceptional effort and dedication during a very challenging year. I look forward to working with my entire team to meet the challenges of 2008 and beyond.
Randolph J. Gawelek
President and Chief Executive Officer
The Kitchen Collection, Inc.

The North American Coal Corporation Managing for long-term profit growth

2007 Results
     North American Coal (“NACoal”) had a very good year in 2007, despite slightly lower lignite coal and limerock deliveries than in 2006. NACoal’s six lignite coal mining operations delivered 33.7 million tons of lignite coal in 2007 compared with 35.4 million tons in 2006, maintaining NACoal’s position as the nation’s largest lignite coal producer and one of the top ten coal producers nationwide. The company’s lignite coal reserve position remains strong with a total of 2.3 billion tons, of which 1.2 billion tons are committed to current customers.
     NACoal’s limerock dragline mining operations delivered 37.6 million cubic yards during 2007 compared with 39.2 million cubic yards in 2006.
     NACoal’s 2007 net income was $31.0 million compared with $39.7 million in 2006. However, a significant portion of 2006 net income resulted from a gain of $21.5 million, or $13.1 million net of taxes of $8.4 million, from the sale of two electric draglines. Excluding the dragline sales, 2007 net income improved compared with 2006, mainly from improved results from operations and the receipt of an arbitration award of $3.7 million pre-tax to recover costs related to a power plant and mine development project in Turkey, which was undertaken and cancelled several years ago.
     As a result of this performance, NACoal produced a strong return on equity (1) of 46.8 percent and a return on total capital employed (“ROTCE”) of 19.9 percent in 2007 compared with 25.6 percent in 2006, or 18.1 percent without the impact of the dragline sales. (See reconciliations of non-GAAP ROTCE on page 43.)
      NACoal generated cash flow before financing activities of $26.7 million in 2007 compared with $42.9 million in 2006, or $12.9 million in 2006, excluding proceeds of approximately $30 million from the sale of two draglines.

North American Coal mined over 30 million tons of lignite coal in 2007, once again making it the largest lignite coal producer in the nation.
Vision and Goals
     NACoal’s vision is to be the leading low-cost miner of lignite coal used in power generation, coal gasification and coal-to-liquids plants and to provide selected value-added mining services for companies in the aggregates business. NACoal’s goals are to earn a minimum ROTCE of 13 percent and deliver positive Economic Value Income (“EVI”) from all existing consolidated mining operations and any new projects; maintain or increase the profitability of all existing unconsolidated project mining operations; generate substantial consolidated cash flow before financing activities from existing operations; and achieve substantial income growth by developing new mining ventures. NACoal is making good progress toward achieving all of its goals.

(1)	Return on equity — 2007 net income divided by 2007 average equity (a five-point average of equity at December 31, 2006 and each of 2007’s quarter ends).
Left: Daybreak across the mining pit at the Sabine Mining Company in Texas.

Industry Trends
     Safety, protection of the environment and improved efficiency continue to be critical to success in the mining industry. Operating costs are highly sensitive to changes in mining routines. Continued escalation in diesel fuel cost, the availability and cost of large off-road tires for mining equipment and long lead times and significantly higher prices for new mining equipment, such as draglines, have created additional challenges.
     Lignite coal customers, primarily electric power plants, are under constant pressure from their end users to provide affordable power in an environmentally sensitive manner. Successful companies must continually strive for productivity improvement.
     New opportunities and growth in the mining industry exist in traditional coal and aggregates mining, as well as in new areas, such as coal-based alternative fuel production. In certain regions of the United States, the demand for power has increased significantly. Advances in traditional power generation technology, along with natural gas prices that are still relatively high, have increased the probability that several new coal-fired power plants could be built over the next few years. In addition, the issues of climate change and energy independence have moved to the forefront of national politics. These issues should be considered both a threat and an opportunity to the coal industry. Although a number of alternative energy sources are being actively promoted, many energy companies are successfully pursuing environmentally sound coal-based technologies, such as enhanced power plant efficiency, coal gasification, carbon sequestration and coal-to-liquids production. NACoal expects to play a leadership role in the evolving energy, environmental and national energy policy landscape with the objective of contributing to the further development of these new coal-based options.
     To reach its goals, NACoal has established several strategies and key programs to respond to current industry trends. The programs, designed to enhance profitability and generate growth, can be classified in three main areas: low-cost mining expertise; mining and reclamation innovation; and new business opportunities.

When mining is complete, NACoal’s award-winning reclamation activities return the land to its previous, and in many cases improved, condition.
[PICTURES: A truck/shovel operation uncovers coal in the pit of the Mississippi Lignite Mining Company’s Red Hills Mine. An electric-loading shovel loads mined lignite coal into a Kress haul truck at The Falkirk Mining Company in North Dakota. As soon as lignite coal is mined, the reclamation process begins. A look across reclaimed hay fields to one of the mining pits at The Coteau Properties Company in North Dakota.]
Key Programs to Leverage Low-Cost Mining Expertise
     Highly disciplined and experienced management teams in place at existing mines strive for continuous improvements in safety and mining efficiency. The key projects supporting this mining strategy are:

     Employee safety. Employee safety is the number-one priority at NACoal. Nine of the company’s 12 locations worked the entire 2007 calendar year without incurring a lost-time accident. NACoal’s incident rate has consistently been well below the national average for surface coal mines. NACoal firmly believes its commitment to safety and strong employee relations improves productivity and employee retention, thereby reducing costs and enhancing profitability.

*   Lower LTA statistics indicate a better safety record as measured by lost-time accidents in relation to total hours worked.
     Contract structure. Most of NACoal’s mining contracts minimize exposure to the market price of coal. These carefully structured coal supply agreements establish the specific services NACoal will perform for its customers and the mechanisms by which NACoal will be compensated. These agreements are structured such that NACoal and its customers share a common goal of minimizing costs. By eliminating speculation on the future price of coal, these contracts are designed to provide customers with consistent supplies of low-cost fuel and allow the company to consistently earn sound margins for its services.
     These contracts also include various cost escalation mechanisms and may include performance incentives for NACoal. As inevitable changes occur in mining costs, such as the costs of diesel fuel, equipment spare parts or tires, contracts are designed to adjust to those changes so NACoal neither profits excessively from, nor is unfairly burdened by, changes in these operational expenses. In the event a situation arises in which a contract is not properly capturing cost changes, NACoal works closely with the customer to resolve the issue.
[PICTURES: Wheat fields, located on reclaimed land, are harvested at The Falkirk Mining Company in North Dakota. North American Coal returns mined land to its original or an improved condition. This golf course in North Dakota sits on land previously mined by The Falkirk Mining Company.]
     Lignite mining operations. Production and performance at most NACoal mines in 2007 was comparable to 2006, with the exception of two mines where special circumstances led to lower volumes or higher costs.
     NACoal had an outstanding year at Mississippi Lignite Mining Company (“MLMC”) as mining efficiency and productivity rates improved. However, the company delivered fewer tons of lignite coal in 2007 compared with 2006 due to extended, unplanned outages at the customer’s power plant. Only moderate increases in lignite deliveries are anticipated in 2008 due to another planned power plant outage. In addition, higher costs are expected as a result of lower production levels. Increased deliveries are expected in 2009 and beyond. MLMC has not yet achieved positive EVI, but with the expected increase in deliveries going forward, MLMC should attain that goal in the 2009 to 2010 timeframe.

     Performance in 2007 at Red River Mining Company, as expected, was not as strong as 2006 because of a customer power plant outage and planned capital expenditures by NACoal necessary to prepare the mine for possible higher mining volumes in the future. In addition, lignite coal deliveries to third-party customers fell below expectations. While 2008 volume is expected to be above that of 2007, volumes in 2009 and beyond are now forecasted to be at levels below the company’s previous expectations. It is NACoal’s hope that marketing efforts directed beyond NACoal’s current customers will result in new business opportunities and a return to previously anticipated mining levels.
     Limerock dragline mining operations. At NACoal’s limerock mining operations in southeast Florida, operating results have not yet been materially affected by an unfavorable 2007 court ruling that could limit mining in Miami-Dade County, where six of the company’s seven limerock mining operations are located. However, compliance with the district court ruling and the timing of receiving new permit application approvals indicate reductions in customer deliveries are likely. NACoal has a relatively low capital investment in the six operations affected by the litigation, and the contracts in place help reduce the financial impact of lower-than-projected deliveries. As the company awaits resolution of this matter and as the market for new housing and construction in the region softens, limerock deliveries are likely to be lower than previously planned in 2008. NACoal believes the long-term prospects for limerock mining in those areas, and in Florida in general, are favorable.

At NACoal, people and equipment work together as a highly coordinated team to make mining operations as efficient and effective as possible.
Key Programs for Mining and Reclamation Innovation
     A second key NACoal strategy is to develop and implement new mining and reclamation techniques. The company’s culture of continuous improvement and striving for excellence supports this strategy.
     Mining and management innovation. NACoal continues to develop methods that improve mining efficiency and coal recovery, reduce costs, enhance safety and lessen the environmental impact of mining. For example, Geographical Interface Systems (“GIS”), which work with existing computer programs, are now being developed to increase the effectiveness of geographical data management at the mines. Integrated GIS will allow for timelier and more efficient data analysis, improved permitting and mine planning and enhanced reclamation. Other computerized tracking systems in use help measure coal quality, which can improve power plant efficiency, reduce emissions and, ultimately, result in lower-cost electricity to end users.
     Environmental commitment. NACoal is committed to protecting the environment both in its mining methods and by restoring mined land to its original or an improved condition. The company has been a prominent recipient of environmental awards over the years, and in 2007, NACoal’s Falkirk Mine in North Dakota received a national award from the U.S. Department of Interior’s Office of Surface Mining for Re-Mining, Stabilization and Reclamation of Abandoned Underground Coal Mines. NACoal’s careful work transformed previously unusable land to what is now fertile, productive farmland (see photo on page 37 of this Annual Report).
Key Programs for New Business Opportunities
     NACoal’s strategy for growth is focused on understanding and satisfying the mining and energy needs of each region in which the company operates. NACoal sustains long-term partnerships in these regions. The company’s intense focus on opportunity analysis, networking and new business development activities guide this strategy. Elements of the company’s business development opportunities include:
     Leveraging NACoal’s lignite coal reserves. NACoal either mines, controls or owns data on many lignite reserves

[FULL PAGE PICTURE]
A Le Tourneau front-end loader loads mined lignite coal into a Kress coal haul truck at The Coteau Properties Company’s Freedom Mine in North Dakota.

in North Dakota, Texas, Mississippi and Louisiana. NACoal has what it believes is the most extensive bank of geological data on lignite coal reserves in the country. This wealth of data provides a strategic advantage to NACoal as it works to identify, prioritize and pursue opportunities to develop new mining operations. Based on results of these ongoing analyses, NACoal adjusts its ownership plans for its existing lignite coal reserves as well as its strategies for securing ownership or leases for additional reserves. Potential projects in each of these regions include new facilities for traditional power generation, coal gasification, coal-to-liquids conversion and coal beneficiation. NACoal’s potential involvement in these projects ranges from mining the coal that fuels these facilities to being a partner in the operation or business venture. The company believes its reserves are well positioned for these ventures and is optimistic about the near-term prospects for opportunities in each of the regions.
     Direct coal-fired power generation. The foundation for identifying new lignite coal mining projects continues to be the ongoing analysis of power generation supply and demand in each of the regions where NACoal owns or controls reserves. NACoal pursues these new business opportunities as they arise.
     Coal gasification. NACoal believes the future development of coal reserves in the United States will depend greatly upon the adoption of new technologies. The highly efficient process of coal gasification produces an emission stream that allows for CO2 (carbon dioxide) capture and sequestration. For example, since 1984, NACoal’s Coteau Mine has supplied lignite to Dakota Gasification, the only full-scale and fully operational coal-to-synfuel plant in the United States. The plant captures CO2 during the gasification process and pipes it from North Dakota to a customer in Canada, where it is injected into mature oil wells for enhanced oil recovery. NACoal is participating in several research projects and is in discussions with potential customers or partners involving development of other full-scale coal gasification plants.
     Coal-based energy production. The company continues to invest significant resources in understanding and promoting technologies for converting coal to liquid fuels. These projects are beginning to be financially attractive in light of higher sustained prices for natural petroleum products. For example, NACoal, in partnership with two other industry leaders, has formed a company called American Lignite Energy to explore North Dakota coal-based energy products.
[PICTURES: North American Coal’s Falkirk Mine mines lignite coal for Great River Energy. The two companies have formed a 50/50 joint venture, Great American Energy, to dry lignite coal to enhance its value. ]
     Utilizing lignite coal beneficiation technologies. Over the past few years, a process to use waste heat from power plants to dry and enhance the value of lignite coal, known as coal beneficiation, has been developed by Great River Energy’s (“GRE”) Coal Creek Station, with support and participation by The Falkirk Mining Company. In 2007, GRE and NACoal formed a 50/50 joint venture company, Great American Energy (“GAE”), to develop, construct, own and operate a lignite coal beneficiation plant. The facility is expected to be completed in late 2008 and is expected to supply beneficiated coal to a proposed new power plant. GAE also plans to offer the technology and enhanced coal to other facilities, both domestic and international. NACoal believes this innovative process will add value to its own and others’ operations and contribute to the company’s profitability over time.
     Contract mining of lignite coal. NACoal, the nation’s largest miner of lignite coal, is widely regarded as an efficient and effective mining partner and, as a result, periodically is presented with opportunities to act as a contract miner for reserves owned by others. NACoal is hopeful that at least one of several projects currently under evaluation will come to fruition in 2008 and contribute to profit growth in the future.
     Contract mining of aggregates. The company is optimistic opportunities for providing high value-added services for aggregates, such as limerock dragline mining services, will continue to emerge. Discussions are ongoing with NACoal’s existing limerock customers, as well as other limerock producers, about providing additional mining services.

Along with the traditional mining business, new technologies, partners and business opportunities offer significant promise for future growth at NACoal.
Outlook for 2008 and Beyond
     Overall, NACoal anticipates results for 2008 to be well below those of 2007, as fewer lignite coal deliveries primarily due to increased customer power plant outages, lower limerock deliveries and lower royalty income, resulting from the completion of third parties mining certain reserves during 2007, are all expected to affect NACoal’s 2008 performance. The company also expects higher costs due to lower production levels at MLMC as a result of expected continued lower delivery levels, as well as higher repair and maintenance expenses at Red River Mining Company. In addition, NACoal benefited in 2007 from an arbitration award that will not recur in 2008. NACoal expects improved performance from its current operations over the next few years. In addition, NACoal is encouraged that more new project opportunities may become available and will continue its efforts to develop new coal projects. The company is pursuing a number of potential opportunities that would add significantly to the company’s long-term profitability. Accordingly, the company incurred expenditures for the acquisition and development of additional uncommitted coal reserves in 2007 and expects similar expenditures in 2008.
     Key programs at NACoal are anticipated to help the company reach or exceed each of its objectives. ROTCE was 19.9 percent in 2007, exceeding NACoal’s goal of 13 percent, and prospects for ROTCE to continue to exceed that goal are good for 2008 and 2009. (See reconciliations of non-GAAP ROTCE on page 43.) EVI at the company’s consolidated mining operations, including MLMC, is expected to improve with increased coal deliveries over the next few years. The company’s unconsolidated mining operations are consistently performing well. Cash flow before financing activities at existing operations, excluding proceeds from the dragline sales in 2006, was higher in 2007 than in 2006. While cash flow before financing activities is expected to decline in 2008 due to expected mining volume reductions, prospects are strong for the following years.
     North American Coal marked 50 years of lignite production in 2007. Much has changed over this half-century and the company has demonstrated its ability to adapt successfully and responsibly to change. We believe our history, our skills and our people make us well suited to continue to lead the industry over the next 50 years.
     I want to thank all NACoal employees for their hard work and dedication in making 2007 another successful year. I look forward to our continued success in 2008.
Robert L. Benson
President and Chief Executive Officer
The North American Coal Corporation

Managing for long-term profit growth
SUPPLEMENTAL DATA
RECONCILIATION OF FINANCIAL TARGETS TO NET INCOME:
Minimum Operating Profit Target, Break-Even Net Income Target and Minimum Return on Capital Employed Target as of December 31, 2007

	(U.S . dollars in millions, except per share amounts)
	NMHG
Subsidiaries with Minimum Operating Profit Targets	Wholesale	HBB	KC	Total
2007 revenues, as reported	$2,581.9	$540.7	$210.0	$3,332.6
x Operating profit target percentage	9.0%	10.0%	5.0%	N/A

= Operating profit at target	$232.4	$54.1	$10.5	$297.0

Less: 2007 operating profit, as reported for NMHG Wholesale, HBB and KC	(66.3)	(40.3)	(0.5)	(107.1)

Difference between 2007 operating profit, as reported, and operating profit target	$166.1	$13.8	$10.0	$189.9
Less: Income tax expense at 38%*	(63.1)	(5.2)	(3.8)	(72.1)

Net income difference between reported operating profit and operating profit target for NMHG Wholesale, HBB and KC	$103.0	$8.6	$6.2	$117.8

	NMHG
Subsidiaries with Break-Even Net Income Targets	Retail
Net income at target	$—
2007 Net loss, as reported — NMHG Retail	(8.9)

Net income difference between reported and target for NMHG Retail	$8.9			$8.9

Net income difference between reported and target for Consolidated NMHG, HBB and KC	$111.9	$8.6	$6.2	$126.7

Subsidiaries with Minimum Return on Total Capital Employed Targets	NACoal
2007 average equity (12/31/2006 and at each of 2007’s quarter ends	$66.3
2007 average debt (12/31/2006 and at each of 2007’s quarter ends)	110.8

Total 2007 average capital employed	$177.1
Return on total capital employed target percentage	13.0%

Return on total capital employed target = target net income before interest expense, after tax	$23.0

2007 net income, as reported	$31.0
Plus: 2007 interest expense, as reported	7.0
Less: Income taxes on 2007 interest expense at 38%*	(2.7)

Actual 2007 return on total capital employed = actual net income before interest expense, after tax	$35.3

Actual 2007 return on total capital employed percentage	19.9%

Return on total capital employed target = target net income before interest expense, after tax	$23.0
Actual return on total capital employed = actual net income before interest expense, after tax	(35.3)

Return on total capital employed difference between actual and target	$(12.3)

Return on total capital employed target = target net income before interest expense, after tax	$23.0
Less: 2007 interest expense, as reported	(7.0)
Plus: Income taxes on 2007 interest expense at 38%*	2.7

Target net income at target return on total capital employed	$18.7

Less: Target Net income at target return on total capital employed since actual exceeds target	$(18.7)

Net income difference between reported net income and target net income at target return on total capital employed	$—	$—

Total of net income differences between reported and targets		$126.7

Earnings per share impact at 8.263 million basic shares outstanding		$15.33

Earnings per share impact at 8.272 million diluted shares outstanding		$15.32

Return on total capital employed is provided solely as a supplemental disclosure with respect to income generation because management believes it provides useful information with respect to earnings in a form that is comparable to the Company’s cost of capital employed, which includes both equity and debt securities.

*	Tax rate of 38% represents the Company’s marginal tax rate as compared to 2007’s effective income tax rate of 20.6%.

RECONCILIATION OF RETURN ON TOTAL CAPITAL EMPLOYED:

	(U.S . dollars in millions)
2007	NMHG	HBB	KC	NACoal
2007 average equity (12/31/2006 and each of 2007’s quarter ends)	$497.6	$51.8	$15.0	$66.3
2007 average debt (12/31/2006 and at each of 2007’s quarter ends)	308.6	118.4	21.4	110.8

Total 2007 average total capital employed	$806.2	$170.2	$36.4	$177.1

2007 net income, as reported	$39.3	$18.4	$(0.9)	$31.0
Plus: 2007 interest expense, as reported	25.4	10.1	1.8	7.0
Less: Income taxes on 2007 interest expense at 38%*	(9.7)	(3.8)	(0.7)	(2.7)

Actual return on total capital employed = actual net income before interest expense, after tax	$55.0	$24.7	$0.2	$35.3

Actual return on total capital employed percentage	6.8%	14.5%	0.6%	19.9%

2006	NMHG	HBB	KC	NACoal
2006 average equity (12/31/2005 and each of 2006’s quarter ends)	$452.0	$123.2	$13.1	$65.2
2006 average debt (12/31/2005 and at each of 2006’s quarter ends)	332.2	54.0	9.3	107.6

Total 2006 average total capital employed	$784.2	$177.2	$22.4	$172.8

2006 net income, as reported	$34.6	$22.2	$3.7	$39.7
Plus: 2006 interest expense, as reported	31.8	4.8	0.7	7.4
Less: Income taxes on 2006 interest expense at 38%**	(12.1)	(1.8)	(0.3)	(2.8)

Actual return on total capital employed = actual net income before interest expense, after tax	$54.3	$25.2	$4.1	$44.3

Actual return on total capital employed percentage	6.9%	14.2%	18.3%	25.6%

Less: After-tax gain on the sale of draglines at NACoal				(13.1)

Adjusted return on total capital employed = adjusted net income before interest expense, after tax				$31.2

Adjusted return on total capital employed percentage				18.1%

Return on total capital employed is provided solely as a supplemental disclosure with respect to income generation because management believes it provides useful information with respect to earnings in a form that is comparable to the Company’s cost of capital employed, which includes both equity and debt securities.

*	Tax rate of 38% represents the Company’s marginal tax rate as compared with 2007’s effective income tax rate of 20.6%.

**	Tax rate of 38% represents the Company’s marginal tax rate as compared with 2006’s effective income tax rate of 23.1%.

Managing for long-term profit growth
Officers and Directors

Officers and Directors of NACCO Industries, Inc.

Officers:

Alfred M. Rankin, Jr.
Chairman, President and Chief Executive Officer

Charles A. Bittenbender
Vice President, General Counsel and Secretary

J.C. Butler, Jr.
Vice President-Corporate Development and Treasurer

Lauren E. Miller
Vice President-Consulting Services

Kenneth C. Schilling
Vice President and Controller

Mary D. Maloney
Assistant General Counsel and Assistant Secretary

Dean E. Tsipis
Assistant General Counsel and Assistant Secretary

Directors:

Owsley Brown II
Retired Chairman,
Brown-Forman Corporation

Dennis W. LaBarre
Partner, Jones Day

Richard de J. Osborne
Retired Chairman and Chief Executive Officer, ASARCO Incorporated

Alfred M. Rankin, Jr.
Chairman, President and Chief Executive Officer, NACCO Industries, Inc.

Ian M. Ross
President Emeritus,
AT&T Bell Laboratories

Michael E. Shannon
President, MEShannon & Associates, Inc. Retired Chairman, Chief Financial and Administrative Officer, Ecolab, Inc.

Britton T. Taplin
Principal, Western Skies Group, Inc.

David F. Taplin
Self employed (tree farming)

John F. Turben
Chairman of the Board, Kirtland Capital Corporation

Eugene Wong
Emeritus Professor,
University of California at Berkeley

Officers of Subsidiaries

Officers of NACCO Materials Handling Group, Inc.

Corporate:

Michael P. Brogan
President and Chief Executive Officer

Colin Wilson
Vice President and Chief Operating Officer

Victoria L. Rickey
Vice President, Chief Marketing Officer

Michael K. Smith
Vice President, Finance and Information Systems, and Chief Financial Officer

James M. Phillips
Vice President, Human Resources

Rajiv K. Prasad
Vice President, Global Product Development

Michael E. Rosberg
Vice President, Global Supply Chain

Gopi Somayajula
Vice President, Counterbalanced Engineering

Daniel P. Gerrone
Controller

Jeffrey C. Mattern
Treasurer

Americas:

James W. Donoghue
Vice President, Marketing and Distribution, Americas

Tommy Green
Vice President, Manufacturing, Americas

Donald L. Chance, Jr.
Vice President; President, Yale Materials Handling Corporation

D. Paul Laroia
Vice President; President, Hyster Company

Raymond C. Ulmer
Vice President, Finance Americas

Europe, Africa and Middle East:

Ralf A. Mock
Managing Director, Europe, Africa and Middle East

Stephen R. West
Vice President, Finance, Europe, Africa and Middle East

Asia-Pacific:

Nobuo Kimura
President, Sumitomo NACCO Materials Handling Co., Ltd.

Officers of Hamilton Beach Brands, Inc.

Dr. Michael J. Morecroft
President and Chief Executive Officer

Paul C. Smith
Senior Vice President, Sales

Keith B. Burns
Vice President, Engineering and New Product Development

Kathleen L. Diller
Vice President, General Counsel and Secretary

Gregory E. Salyers
Vice President, Operations

James H. Taylor
Vice President, Chief Financial Officer and Treasurer

Gregory H. Trepp
Vice President, Marketing

Officers of The Kitchen Collection, Inc.

Randolph J. Gawelek
President and Chief Executive Officer

Emil S. Wepprich
Vice President Supply Chain

Arthur A. Dillon
Controller

L.J. Kennedy
Secretary and Treasurer

Officers of The North American Coal Corporation

Robert L. Benson
President and Chief Executive Officer

Bob D. Carlton
Vice President-Financial Services

Douglas L. Darby
Vice President-Engineering and Eastern Operations

Michael J. Gregory
Vice President-Southern Operations and Human Resources

Thomas A. Koza
Vice President-Law and Administration, and Secretary

Dan W. Swetich
Vice President-Northern Operations and President of The Falkirk Mining Company

Lee A. Burton
Controller

K. Donald Grischow
Treasurer

The following information related to the Company’s stock performance was not included in or incorporated by reference into, and shall not be deemed to constitute a part of, the Company’s Annual Report on Form 10-K filed with the SEC.
Stock Price Performance Presentation
The following graphs compare the Company’s total annual stock price performance on Class A Common Stock against the total stock price performance of the Russell 2000 Index and, in the case of Graph 1, the Russell 2000 Producer Durables Index for the periods indicated. The graphs present the year-end value of a $100 investment, at the base point, for each index assuming the reinvestment of dividends.
In accordance with the regulations promulgated by the SEC, Graph 1 compares the stock price performance based upon the difference between the stock price at the beginning of each fiscal year and the stock price at the end of the fiscal year for the five-year period commencing January 1, 2003 (base point December 31, 2002) and ending December 31, 2007.
               2003-2007 Stock Price Performance Graph 1
Assumes $100 invested at December 31, 2002 with dividends reinvested.
The Company believes that the measurement set forth in Graph 1, which is based upon the stock price at a single point in time in each year, does not adequately reflect the Company’s stock price performance over the period because of the numerous periodic fluctuations throughout the year in both the price of the Company’s stock and the level of the Russell 2000 Index. The Company, therefore, has provided Graph 2, which compares the returns for the Company and the Russell 2000 Index based upon the average of the daily closing stock price compared with the corresponding information from Graph 1, which is based upon the change in the stock price for each fiscal year for the same period as in Graph 1.

                   2003-2007 Stock Price Performance Graph 2
Assumes $100 invested at December 31, 2002 with dividends reinvested.
12-month moving average data is based upon the daily closing price.
The Company believes that although sustained operating and financial performance will ultimately be reflected in stock price, the five-year period portrayed in the foregoing graphs is too brief a period over which to measure the results of significant strategic activities, and that corporate financial and strategic performance will be reflected in stock price only when measured over the long term. The Company, therefore, has included Graph 3, which compares the 10-year returns for the Company and the Russell 2000 Index based on the average stock price for the year computed using the same method as in Graph 2 for the 10-year period commencing January 1, 1998 (base point December 31, 1997) and ending December 31, 2007.
              1998-2007 Stock Price Performance Graph 3
Assumes $100 invested at December 31, 1997 with dividends reinvested.
12-month moving average data is based upon the daily closing price.

Managing for long-term profit growth
Corporate Information

Annual Meeting

The Annual Meeting of Stockholders of NACCO Industries, Inc. will be held on May 14, 2008, at 9 a.m. at the corporate office located at: 5875 Landerbrook Drive Cleveland, Ohio 44124

Form 10-K

Additional copies of the Company’s Form 10-K filed with the Securities and Exchange Commission are available through NACCO’s website (www.nacco.com) or by request to:
Investor Relations
NACCO Industries, Inc.
5875 Landerbrook Drive, Suite 300
Cleveland, Ohio 44124
(440) 449-9669

Stock Transfer Agent and Registrar

National City Bank
Corporate Trust Operations
P.O. Box 92301, Dept. 5352
Cleveland, Ohio 44193-0900
1-800-622-6757

Legal Counsel

Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114

Independent Auditors

Ernst & Young LLP
1300 Huntington Building
925 Euclid Avenue
Cleveland, Ohio 44115

Stock Exchange Listing

The New York Stock Exchange
Symbol: NC

Annual CEO Certification

On May 24, 2007, in accordance with Section 303A.12(a) of the New York Stock Exchange Listed Company Manual, our Chief Executive Officer, Alfred M. Rankin, Jr., submitted his annual certification to the New York Stock Exchange following our annual stockholders’ meeting, stating that he is not aware of any violations by NACCO Industries, Inc. of the NYSE’s Corporate Governance listing standards as of that date.

Investor Relations Contact

Investor questions may be addressed to:
Christina Kmetko, Manager-Finance
NACCO Industries, Inc.
5875 Landerbrook Drive, Suite 300
Cleveland, Ohio 44124
(440) 449-9669
E-mail: ir@naccoind.com

NACCO Industries Website

Additional information on NACCO Industries may be found at the corporate website, www.nacco.com. The Company considers this website to be one of the primary sources of information for investors and other interested parties.

Subsidiary Company Websites

The websites of several subsidiary companies and their brands can be found at the following locations:

NACCO Materials Handling Group:
www.nmhg.com

Hyster North America:
www.hyster.com

Hyster Europe:
www.hyster.co.uk

Hyster Asia-Pacific:
www.hyster.com.au

Yale North America:
www.yale.com

Yale Europe:
www.yale-europe.com

Yale Asia-Pacific:
www.yale.com.au

Hamilton Beach Brands–U.S.:
www.hamiltonbeach.com
www.proctorsilex.com
www.buytraditions.com
www.trueair.com
www.commercial.hamiltonbeach.com

Hamilton Beach Brands–Mexico:
www.hamiltonbeach.com.mx

Kitchen Collection:
www.kitchencollection.com
www.legourmetchef.com

North American Coal:
www.nacoal.com

Environmental Benefits
This Summary Annual Report and Supplemental Package is printed using post-consumer waste recycled paper and vegetable-based inks.
By using this environmental paper, NACCO Industries Inc. saved the following resources:
The FSC Trademark identifies wood fibers coming from forests which have been certified in accordance with the rules of the Forest Stewardship Counsel.

Yale
HYSTER

NC Listed NYSE

NACCO Industries, Inc.
5875 Landerbrook Drive • Cleveland, Ohio 44124
An Equal Opportunity Employer

Printed in U.S.A.